UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
KINDER MORGAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

April 9, 2014

To our stockholders:
You are cordially invited to attend the 2014 Annual Meeting of our Stockholders to be held at our offices at 1001 Louisiana Street, Houston, Texas, on Monday, May 19, 2014 at 10:00 a.m. local time. The meeting has been called by our Board of Directors.
The accompanying proxy statement describes the matters to be presented for approval at the Annual Meeting. The agenda of the meeting will include (1) a proposal to elect the nominated directors, (2) a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 and (3) three proposals submitted by stockholders. There will also be a report from management on our performance during 2013 and an opportunity to ask questions about the company.
Representation of your shares at the meeting is very important. We urge each stockholder, whether or not you plan to attend the meeting, to vote promptly by proxy. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.
Thank you for your continued support. We look forward to seeing you on May 19th.

Sincerely,

Richard D. Kinder
Chairman and Chief Executive Officer

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2014
_______________

To our stockholders:
We, the Board of Directors of Kinder Morgan, Inc., give notice that the 2014 Annual Meeting of our Stockholders will be held at our offices at 1001 Louisiana Street, Houston, Texas, on Monday, May 19, 2014, beginning at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

(1)	the election of the nominated directors;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

(3)	three stockholder proposals contained in this proxy statement.
We have set the close of business on March 28, 2014 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. A list of all stockholders entitled to vote is on file at our principal offices at 1001 Louisiana Street, Suite 1000, Houston, Texas, and will be available for inspection for any purpose germane to the Annual Meeting by any stockholder during the meeting and during business hours for ten days prior to the meeting.
If you cannot attend the meeting, you may vote over the telephone or the Internet or by mailing a completed proxy card, all as described in the attached proxy statement. Any stockholder attending the meeting may vote in person, even though he or she has already voted by proxy.
IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders and one guest per stockholder. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Stockholders will be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
By order of the Board of Directors,

Richard D. Kinder
Chairman and Chief Executive Officer
April 9, 2014
Houston, Texas

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
_______________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 2014
_______________

Our Board of Directors is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf to be voted at the 2014 Annual Meeting of our Stockholders and any postponements or adjournments thereof. The Annual Meeting will be held on Monday, May 19, 2014, beginning at 10:00 a.m. local time, at our offices at 1001 Louisiana Street, Houston, Texas.
In accordance with the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials to our stockholders by posting such documents on the Internet. Accordingly, on April 9, 2014, an Important Notice Regarding the Availability of Proxy Materials (“Notice”) was mailed to our stockholders of record as of the record date. Beginning on April 9, 2014, stockholders have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials be sent to them, by following the instructions on the Notice.
Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “we,” “us,” “our,” “KMI” or the “company” are to Kinder Morgan, Inc.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?
All stockholders who owned our Class P common stock, referred to as our common stock, of record at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held at the close of business on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting.
What is the record date for the Annual Meeting?
March 28, 2014 at 5:00 p.m. Eastern Time is the record date for determining those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In compliance with SEC rules that allow companies to furnish their proxy materials over the Internet, we have sent to our stockholders an Important Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates the election.

Can I vote my shares by filling out and returning the Notice?
No. The Notice will, however, provide instructions on how to vote over the telephone or Internet, or by requesting and returning a signed paper proxy card or submitting a ballot at the Annual Meeting.
How do I vote?
You may vote your shares by any of the following methods:

•
By Telephone or Internet — If you are a registered holder of common stock and have telephone or Internet access, you may submit your proxy vote by following the instructions provided in the Notice. If your common stock is held beneficially in street name, that is, through a broker, trustee or other nominee, you may submit your proxy vote by telephone or Internet by following the instructions on the voting instruction form you receive from your broker, trustee or nominee.

•
By Mail — You may submit your proxy vote by mail by requesting and returning a signed paper proxy card if you are a registered stockholder or, if your shares are held beneficially in street name, by following the voting by mail instructions included on the voting instruction form provided by your broker, trustee or nominee. If you provide specific voting instructions, your shares will be voted as you have instructed.

•
In Person at the Annual Meeting — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting.

If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. Street name stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the Annual Meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote over the telephone or the Internet in advance of the Annual Meeting. Any stockholder attending the meeting may vote in person, even though he or she has already voted by proxy.
How can I access the proxy materials over the Internet?
You can view the proxy materials related to the Annual Meeting on the Internet website www.envisionreports.com/kmii. Please have your control number available. Your control number can be found on your Notice. If you requested and received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction form.
You also may access the proxy materials through our website at http://annualmeeting.kindermorgan.com.
What does it mean if I receive more than one Notice?
It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please vote using each control number to ensure that all your shares are voted.
What am I being asked to vote on and what does our Board of Directors recommend?
You are being asked to vote on:

•	the election of the nominated directors;

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

•	three stockholder proposals.
Our Board of Directors recommends a vote:

•	FOR the election of each of the nominated directors;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

•	AGAINST each of the three stockholder proposals.
Please read this proxy statement carefully because it contains information that should be useful to you in determining how to vote.
How many votes do I have?
If you owned our common stock as of the close of business on the record date, you are authorized to vote those shares at the Annual Meeting, even if you subsequently sell them. You have one vote for each share of common stock that you owned at the close of business on the record date.
How many shares must be present to conduct the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the Annual Meeting. As of the record date, 1,027,889,672 shares of common stock were issued and outstanding. As a result, holders of at least 513,944,837 shares of common stock must be present in person or by proxy to constitute a quorum.
Your common stock will be counted as present at the Annual Meeting if you:

•	are present at the Annual Meeting; or

•	have properly submitted a proxy card or voted over the telephone or the Internet.
Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present at the Annual Meeting.
If my shares are held in a brokerage account, will my broker vote my shares for me?
Maybe not. Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.
What happens if I do not specify a choice for a proposal when returning a proxy?
If you are a registered stockholder and you complete and properly sign a paper proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you sign and return a paper proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate of directors, for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and against each of the three stockholder proposals.
If you are a street name stockholder and fail to provide voting instructions, your broker is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. However, without your voting instructions, your broker may not vote on the election of directors or the stockholder proposals, and a “broker non-vote” will occur, which means your vote will not be counted with respect to such matters.

Can I change my vote after I return my proxy card?
Yes. If you are a registered stockholder, you may change your vote at any time before your proxy is voted at the Annual Meeting. You may do this in a number of ways. First, you may cast a new vote by telephone or Internet, so long as you do so by the deadline of 12:00 a.m. Eastern Time on May 19, 2014. Second, you may complete and submit a new proxy card. Third, you may send a written notice stating that you would like to revoke your proxy. If you choose either of the latter two methods, you must submit your notice of revocation or your new proxy card to our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and it must be received by the corporate secretary at or before the Annual Meeting. Finally, you may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting, without voting in person, will not revoke your proxy.
If you are a street name stockholder and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Annual Meeting.
What vote is required to approve each item?
Election of Directors. The affirmative vote of a plurality of the votes of the shares of common stock present, in person or represented by proxy is required for the election of directors. An instruction to “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
Other Items. For each other item, the affirmative vote of the holders of shares representing a majority of the shares of our common stock that are present, in person or by proxy, will be required for approval. An instruction to “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
If you hold your shares in street name, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares voted for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
Could other matters be decided at the Annual Meeting?
If any other matters properly arise at the Annual Meeting, your proxy, together with the other proxies received, will be voted at the discretion of the designated proxy holders. For further information, please see “Other Matters” in this proxy statement.
Do I have any dissenters’ rights?
No. Under the laws of the State of Delaware, dissenters’ rights are not available to our stockholders with respect to the matters to be voted on at the Annual Meeting.
Who can attend the Annual Meeting?
All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. local time, and seating will begin at 9:30 a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.
Stockholders will be asked to present valid picture identification, such as a driver’s license or passport. Please note that if you hold your shares in street name, you will also need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date and check in at the registration desk at the Annual Meeting.
In addition to the business of voting on matters presented at the Annual Meeting and tabulating and reporting the results, our management will report on our performance during fiscal 2013 and respond to questions from stockholders.

Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be reported in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
Who will pay the expenses incurred in connection with the solicitation of my vote?
We will pay the cost of preparing these proxy materials and soliciting your vote. We also will pay all Annual Meeting expenses. In addition, proxies may be solicited by our directors, officers and other employees by telephone, Internet, fax, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries transmit proxy materials to the beneficial owners of our common stock. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in transmitting such material. Georgeson Inc., Computershare Trust Company, N.A. and Broadridge will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties approximately $350,000 plus out-of-pocket expenses for these services.
If you vote by telephone or the Internet or mail a proxy card, any telephone or Internet access or postage charges will be borne by you.
How can I find more information about Kinder Morgan?
There are several ways. We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains these reports, proxy statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to our corporate name or to our SEC file number, 001-35081. You also may read and copy any document we file at the SEC’s public reference room located at:
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.
Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.
You may request a copy of our filings by contacting us at the following address and telephone number: Kinder Morgan, Inc., Investor Relations Department, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002. You also may locate copies of our filings by visiting our website at www.kindermorgan.com.

DEFINED TERMS
The following terms are used as described in this proxy statement:

•
“EPB” means El Paso Pipeline Partners, L.P., a Delaware limited partnership, with its common units traded on the NYSE under the symbol “EPB.” As part of our 2012 acquisition of El Paso Corporation, we acquired an indirect ownership of an approximate 41% limited partner interest and the 2% general partner interest in EPB. Its general partner is El Paso Pipeline GP Company, L.L.C.;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Going Private Transaction” refers to the transaction whereby Kinder Morgan Kansas, Inc., a Kansas corporation then known as Kinder Morgan, Inc., was acquired by us in May 2007;

•
“initial public offering” refers to the February 2011 initial public offering of our common stock following our conversion from a Delaware limited liability company named Kinder Morgan Holdco LLC to a Delaware corporation named Kinder Morgan, Inc. and the conversion of our then-outstanding units into classes of our capital stock. All of the common stock that was sold in the initial public offering was sold by the Sponsor Investors;

•	“Kinder Morgan Holdco LLC” refers to the Delaware limited liability company from which we were converted in connection with our initial public offering;

•	“KMGP” means Kinder Morgan G.P., Inc., the general partner of KMP;

•
“KMP” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, with its common units traded on the NYSE under the symbol “KMP.” KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization, and we indirectly own the common equity of the general partner of KMP;

•
“KMR” means Kinder Morgan Management, LLC, a Delaware limited liability company, with its shares traded on the NYSE under the symbol “KMR.” KMGP has delegated to KMR, to the fullest extent permitted under Delaware law and the KMP partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP, subject to KMGP’s right to approve specified actions;

•	“NYSE” means the New York Stock Exchange;

•	“Securities Act” means the Securities Act of 1933, as amended; and

•
“Sponsor Investors” refers to funds advised by or affiliated with Goldman Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC which participated in the Going Private Transaction. Currently, the only Sponsor Investors that own any of our shares of capital stock are funds affiliated with Highstar Capital LP.

CORPORATE GOVERNANCE
The Board of Directors is responsible to our stockholders for the oversight of the company and recognizes that effective corporate governance is critical to achieving our performance goals while maintaining the trust and confidence of investors, employees, business partners and regulatory agencies. The Board of Directors has adopted a set of Governance Guidelines that address the role, composition and functioning of the Board which are posted on our website at www.kindermorgan.com in the Corporate Governance sub-section of the section entitled “Investors.”
Independence of Board Members
Our Board has affirmatively determined that, based on a consideration of all relevant facts and circumstances, each of the following directors has no material relationship with us and is independent, as that term in used the NYSE Listed Company Manual and as described in our Governance Guidelines: Ms. Macdonald and Messrs. Hall, Miller, Morgan, Sarofim, Staff, Stokes and Vagt. In addition, our Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee is independent for purposes of membership on such committees.
In making its independence determinations, the Board considered the following relationships among our directors and found that they were not material and, thus, did not impair the affected directors’ independence from us: Mr. Morgan is chairman and chief executive officer of Triangle Peak Partners, LP, a registered investment advisor and fund manager which manages investments for clients, including for Messrs. Kinder, Sarofim and Shaper. The amounts invested with Triangle Peak Partners by Messrs. Kinder, Sarofim and Shaper represent, in each case, insignificant percentages of their personal wealth.
Board Leadership Structure and Lead Director
Richard D. Kinder has served as both Chairman of the Board and Chief Executive Officer of Kinder Morgan and its predecessors since his election in 1999. Subject to review from time to time, the Board has determined to continue to combine the offices of Chairman of the Board and Chief Executive Officer. We believe that this leadership structure has proven effective for us in the past and continues to best serve our interests and those of our stockholders for the following reasons:

•
Mr. Kinder’s experience as our Chairman of the Board and Chief Executive Officer since 1999 provides him with a familiarity with our strategy, operations and finances that can be matched by no one else;

•	In his dual role, Mr. Kinder may act as a bridge between the Board of Directors and management so that they act with a common purpose on strategic and tactical matters; and

•	Mr. Kinder’s significant equity ownership in us aligns his economic interests with those of our other stockholders.
Accordingly, we believe that consolidating the positions of Chairman and Chief Executive Officer in Mr. Kinder most effectively coordinates the leadership and advisory roles of the Board with the strategic and operational expertise of our management team.
The company is committed to the highest standards of corporate governance, and the Board of Directors has put in place the following measures to ensure that the company maintains these standards:

•	Eight of our eleven directors are independent, as described above;

•
Mr. Morgan, one of our independent directors, has been appointed by the Board as lead director. In his role as lead director, Mr. Morgan is responsible for moderating executive sessions of the Board’s non-management directors, acting as principal liaison between the non-management directors and Chief Executive Officer on matters dealt with in such sessions, and evaluating, along with the other independent directors, the Chief Executive Officer’s performance and presenting such evaluation to the Chief Executive Officer;

•
Our Audit Committee, Compensation Committee and Nominating and Governance Committee are composed of and chaired by non-management directors who meet the independence requirements of the NYSE and our Governance Guidelines;

•	The Compensation Committee annually reviews Mr. Kinder’s performance and determines his compensation;

•	The Nominating and Governance Committee is responsible for succession planning for senior management, including for the Chief Executive Officer;

•
Non-management directors meet regularly, without the participation of the company’s senior management, to review matters concerning the relationship of the Board with members of the company’s management and such other matters as the lead director and participating directors may deem appropriate; and

•
Each year, the Nominating and Governance Committee conducts an annual review and evaluation of the conduct and performance of the Board and its committees based upon completion by each director of an evaluation form, or upon such interviews of directors or other methods as the Nominating and Governance Committee believes appropriate and suitable for eliciting the relevant information.

The Board’s Role in Risk Oversight
The Board has oversight responsibility with regard to assessment of the major risks inherent in the business of the company and measures to address and mitigate such risks. While the Board is ultimately responsible for risk oversight at our company, the committees of the Board assist the Board in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the Audit Committee assists the Board in fulfilling its risk oversight responsibilities relating to the company’s risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to the processes and controls established by the company to assess, monitor, manage and mitigate any potential significant risk exposures of the company. In providing such oversight, the Audit Committee may also discuss such processes and controls with the company’s internal and independent auditors. The Compensation Committee likewise assists the Board in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation-program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on the company. The Nominating and Governance Committee assists the Board in fulfilling its risk oversight responsibilities relating to the management of risks associated with corporate governance, Board organization and membership, and policies governing conflicts of interest.
Stockholder Communications With Our Board of Directors
Interested parties may contact our lead director, Mr. Morgan, the chairpersons of any of the Board’s committees, the independent directors as a group or the full Board by mail to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: General Counsel, or by e-mail within the “Contact Us” section of our Internet website, at www.kindermorgan.com. Any communication should specify the intended recipient.
All communications received in accordance with these procedures will be reviewed initially by our investor relations department. Our investor relations department will relay all such communications to the appropriate director or directors unless our investor relations department determines that the communication:

•	does not relate to our business or affairs or the functioning or Governance Guidelines of our Board of Directors or the functioning or charter of any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.
The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our investor relations department will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.
Material Legal Proceedings
There are no material legal proceedings to which any director or executive officer of ours is a party adverse to us or any subsidiary of ours or has an interest adverse to us or any subsidiary of ours.
Contributions to Charitable Organizations
In none of the last three fiscal years have we made payments to or received payments from any tax-exempt organization of which any of our independent directors is an employee, or an immediate family member of such director is an executive officer that exceeded the greater of $1 million or two percent of such tax-exempt organization’s consolidated gross revenue.
Annual Meeting Attendance
Although we have no formal policy with respect to our directors’ attendance at annual meetings of stockholders, we invite them to attend. Three of our directors attended the 2013 annual meeting.
Additional Corporate Governance Information
We make available free of charge, on our website at www.kindermorgan.com in the “Corporate Governance” sub-section of the section entitled “Investors,” the Governance Guidelines, the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and our Code of Business Conduct and Ethics (which applies to senior financial and accounting officers and the chief executive officer, among others). We intend to disclose any amendments to our Code of Business Conduct and Ethics that would otherwise be disclosed on Form 8‑K and any waiver from a provision of that code granted to our executive officers or directors that would otherwise be disclosed on Form 8-K on our Internet website within four business days following such amendment or waiver. The information contained on or connected to our Internet website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors has established standing committees to assist the Board in carrying out its duties, and we describe the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, their respective membership during 2013 and their principal responsibilities below. The following directors are currently members of the Audit, Compensation and/or Nominating and Governance Committees as indicated.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Mr. Anthony W. Hall, Jr.			*
Ms. Deborah A. Macdonald	*	**
Mr. Michael J. Miller			**
Mr. Fayez Sarofim		*	*
Mr. Joel V. Staff	**	*
Mr. Robert F. Vagt	*
___________
* Member
** Chair

Compensation Committee
Our Board of Directors’ Compensation Committee is currently composed of three directors, each of whom our Board of Directors has determined to be independent under the relevant standards. The Compensation Committee has a written charter adopted by our Board of Directors which is posted on our website at www.kindermorgan.com in the “Corporate Governance” sub-section of the section entitled “Investors.” The Compensation Committee met three times during fiscal 2013.
The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Board desires to provide a compensatory program for officers and key management personnel pursuant to which they are effectively compensated in terms of salaries, supplemental compensation and other benefits on a basis that is internally equitable and externally competitive. Therefore, the committee’s primary purposes include to:

•
review and recommend to our Board, or determine, as the case may be, the annual salary, bonus, stock awards and other benefits, direct and indirect, to be received by our Chief Executive Officer and other elected members of senior management;

•	review new executive compensation programs;

•	assess and monitor our director compensation programs;

•	review on a periodic basis the operation of our director and executive compensation programs to determine whether they are properly coordinated and are achieving their intended purpose;

•
take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and institutional performance or are not competitive in the aggregate to programs of peer businesses;

•	produce an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, if required by the applicable rules and regulations of the SEC; and

•	periodically review and assess our compensation and benefits plans of broad application.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is composed of Ms. Macdonald and Messrs. Sarofim and Staff, with Ms. Macdonald serving as chair of the committee. Between 1999 and 2003, Ms. Macdonald was an executive officer of the company. None of our executive officers served during 2013 on the board of directors of another entity which employed any of the members of our Board of Directors.

Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis for fiscal 2013 set forth below under “Executive Compensation” with management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Annual Meeting.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.
Compensation Committee
Deborah A. Macdonald
Fayez Sarofim
Joel V. Staff

Audit Committee
We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act composed of Ms. Macdonald and Messrs. Staff and Vagt. Mr. Staff is the chair of the Audit Committee and has been determined by the Board to be an “audit committee financial expert.” The Board has determined that all of the members of the Audit Committee are independent as described under the relevant standards. The Audit Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the “Corporate Governance” sub-section of the section entitled “Investors.” The Audit Committee met eight times during fiscal 2013.
The Audit Committee’s primary purposes are to:

•
monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

•	monitor our compliance with legal and regulatory requirements;

•
select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, pre-approve all audit and non-audit services to be provided to us, consistent with all applicable laws, by our external auditors, and establish the fees and other compensation to be paid to our external auditors;

•	monitor and evaluate the qualifications, independence and performance of our external auditors and internal auditing function; and

•
establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by our employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among our external auditors, management, the internal auditing function and our Board of Directors.

Audit Matters
The following sets forth fees billed for the audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Audit fees (a)	$9,511,830	$10,414,100
Tax fees (b)	4,549,571	2,868,467
Total	$14,061,401	$13,282,567
_____________

(a)
Includes fees for integrated audit of annual financial statements and internal control over financial reporting, reviews of the related quarterly financial statements and reviews of documents filed with the SEC. This includes audit fees for KMP of $4,347,576 and $3,661,670 for 2013 and 2012, respectively, audit fees for EPB of $1,803,830 and $2,296,797 for 2013 and 2012, respectively and audit fees for KMR of $169,371 and $176,510 for 2013 and 2012, respectively. 2013 and 2012 amounts for KMP audit fees also include fees of $1,292,000 and $909,000, respectively, for GAAP and Federal Energy Regulatory Commission (FERC) audits of certain stand-alone financial statements. 2013 and 2012 amounts for EPB audit fees also include fees of $495,000 and $600,000, respectively, for GAAP and FERC audits of certain stand-alone financial statements.

(b)
For 2013 and 2012, amounts include fees of $3,314,276 and $2,146,871, respectively, billed for professional services rendered for tax processing and preparation of Forms K-1 for KMP’s unitholders, $896,095 and $478,054 for EPB’s unitholders; and fees for KMP of $15,676 and $133,282, respectively, billed for professional services rendered for Internal Revenue Service assistance, tax function effectiveness, and for general state, local and foreign tax compliance and consulting services.

All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for fiscal 2013. The Audit Committee has also considered whether such non audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.
Furthermore, the Audit Committee is responsible for reviewing the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.
Report of Audit Committee
The Audit Committee of our Board of Directors has furnished the following report for fiscal 2013.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PricewaterhouseCoopers LLP with the Audit Committee, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee also engaged Deloitte & Touche LLP in connection with our internal audit obligations and discussed with Deloitte & Touche LLP our internal controls and related matters.
Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board of Directors.
Audit Committee
Deborah A. Macdonald
Joel V. Staff
Robert F. Vagt

Nominating and Governance Committee
Our Nominating and Governance Committee is composed of Messrs. Hall, Miller and Sarofim, with Mr. Miller serving as the chair of the committee. Our Board of Directors has determined that each of the committee members is independent under the relevant standards. The Nominating and Governance Committee has a written charter adopted by our Board of Directors, which is posted on our website at www.kindermorgan.com in the “Corporate Governance” sub-section of the section entitled “Investors.” The Nominating and Governance Committee met twice in fiscal 2013.
The Nominating and Governance Committee’s primary purposes are to:

•	make recommendations regarding the size of our Board of Directors, to the extent the size of the Board may be changed in accordance with the company’s bylaws;

•
identify individuals qualified to become members of our Board of Directors, and recommend director nominees to our Board of Directors for election at our annual meeting of stockholders, with respect to positions on the Board which specified stockholders of the company do not have the right to nominate pursuant to the shareholders agreement, dated as of February 10, 2012, discussed further under “Certain Relationships and Related Party Transactions-Shareholders Agreement”;

•
identify from among the members of our Board of Directors and report to our Board on individuals recommended to serve as members of the various committees of our Board of Directors, in accordance with the shareholders agreement;

•	annually reevaluate our Governance Guidelines and recommend to our Board of Directors any changes that the Nominating and Governance Committee deems necessary or appropriate; and

•	periodically evaluate our Board of Directors’ and committees’ performances.

Stockholder Nominees
The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our stockholders may communicate recommendations for director candidates to the chair of the Nominating and Governance Committee by mailing the communication to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary or by sending an email to us through the “Contact Us” section of our website at www.kindermorgan.com.
The recommendation must set forth the following:

•	the name, age, business address and residence address of each person recommended;

•	the principal occupation or employment of each person recommended;

•	the number, class and series of shares of capital stock of the company which are owned of record and beneficially by each person recommended;

•	such other information regarding each person recommended as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

•	the consent of each person recommended to being named in the proxy statement as a nominee and to serving as a director if elected;

•
the name and address of the recommending stockholder as they appear on the company’s books and of the beneficial owner, if any, on whose behalf the recommendation is being made and a representation that the recommending stockholder will notify the company in writing of the number, class and series of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a description of all agreements, arrangements or understandings between such stockholder and each person recommended by the stockholder and any other person, identifying each such person, pursuant to which the recommendation has been made by the stockholder and a representation that the recommending stockholder will notify the company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•	a description of any agreement, arrangement or understanding that has been entered into as of the date of the recommending stockholder’s notice by, or on behalf of, the recommending stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit or share price changes for, or increase or decrease the voting power of the recommending stockholder or any of its affiliates or associates with respect to shares of stock of the company and a representation that the recommending stockholder will notify the company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a representation that the recommending stockholder is a holder of record of shares of the company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; and

•
a representation whether the recommending stockholder intends to deliver a proxy statement and/or form of proxy to holders of a majority of the total voting power and/or otherwise to solicit proxies from stockholders in support of the nomination.

The chair of the Nominating and Governance Committee will have discretion to determine whether the recommendation should be brought to the attention of the full Board of Directors and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our corporate secretary will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, make changes.
Director Qualifications
The Nominating and Governance Committee will consider at least the following factors as it evaluates the qualifications of possible candidates: a candidate’s experience, knowledge, skills, integrity, independence (as described in our Governance Guidelines), expertise, commitment to our core values, relationships with us, ownership of our equity securities, service on other boards, willingness to commit the required time, and ability to work as part of a team. Among other factors, the Nominating and Governance Committee may also consider the current mix of skills and expertise on our Board of Directors and the results of our Board’s annual self-evaluation.
Additionally, the Nominating and Governance Committee considers the characteristics that our Board should reflect as set out in our Governance Guidelines. Our Governance Guidelines require that our Board of Directors reflect the following characteristics:

•	each director shall be a person of integrity who is dedicated, industrious, honest, candid, fair and discreet;

•	each director shall be knowledgeable, or willing to become so quickly, in the critical aspects of our business and operations;

•
each director shall be experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise;

•	a majority of the directors shall meet the standards of independence as prescribed in our governance guidelines and the NYSE rules; and

•	our Board of Directors shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

Identifying and Evaluating Nominees for Directors
The Nominating and Governance Committee seeks, screens and identifies individuals qualified to become board members. Candidates for director may also come to the attention of the Nominating and Governance Committee through other board members, professional search firms, stockholders or other persons. The Nominating and Governance Committee evaluates and recommends to our Board of Directors nominees for election as directors at each annual meeting of our stockholders and persons to fill vacancies in the Board that occur between annual meetings of our stockholders. In carrying out its responsibilities, the Nominating and Governance Committee evaluates the skills and attributes desired of prospective directors and, when appropriate, conducts searches for qualified candidates; selects prospective candidates to interview and ascertains whether they meet the qualifications for director described above and as otherwise set forth in the governance guidelines; recommends approval by the entire Board of Directors of each selected nominee for election as a director; and approves extending an invitation to join our Board of Directors if the invitation is proposed to be extended by any person other than the chair of the Nominating and Governance Committee.
Our Board of Directors believes that diversity is an important attribute of a well-functioning board. As such, the Nominating and Governance Committee is responsible for advising our Board of Directors on matters of diversity, including race, gender, culture, thought and geography, and for recommending, as necessary, measures contributing to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise.
Meeting Attendance
The Board of Directors held nine meetings during 2013. Each current director attended at least 75 percent of his or her aggregate board and committee meetings.
No Incorporation by Reference
The Report of the Compensation Committee, the Report of the Audit Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate either such report or the performance graph by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Approval Policy
Our written policy is that (i) employees must obtain authorization from the appropriate business unit president of the relevant company or head of corporate function and (ii) directors, business unit presidents, executive officers and heads of corporate functions must obtain authorization from the non-interested members of the audit committee of the applicable board of directors, for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a “related party transaction”), prior to any such transaction being entered into or consummated. Any related party transactions that would bring the total value of such transactions to greater than $250,000 in any calendar year also must be approved by the Office of the Chairman. Any related party transactions that would bring the total value of such transactions to greater than $1.0 million in a calendar year must be referred to the audit committee of the appropriate board of directors for approval or to determine the procedure for approval.
In addition, with limited exceptions pertaining to ordinary course of business transactions in connection with the management and operation of our, KMP’s and EPB’s assets, any transactions outside the ordinary course of business between us and/or our subsidiaries (excluding KMP, KMR, EPB and their respective subsidiaries), on the one hand, and KMP, KMR, EPB and/or their respective subsidiaries, on the other hand, must be approved by the independent members of our Board of Directors and the independent members of the boards of directors of KMR, KMGP and EPB’s general partner, as applicable, in addition to any approvals that otherwise may be required under our certificate of incorporation, bylaws, shareholders agreement or other governing documents, prior to being entered into or consummated. Any material changes to the terms of, or any renewal of, any of these transactions will also require the same approvals.
Without weighting any factors, and recognizing that one individual may give more weight to one factor than another individual, we expect that the independent directors will consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.
Shareholders Agreement
We are party to a shareholders agreement with a group of shareholders we refer to as the Investors regarding voting, transfer and registration for resale of shares of our stock held by them, among other things. The Investors consist of Richard D. Kinder, our Chairman and Chief Executive Officer; the Sponsor Investors; Fayez Sarofim, one of our directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, whom we refer to collectively as the “Original Stockholders;” and a number of other members of our management, who are referred to collectively as “Other Management.” Although only we and the Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of our company. Below is a summary of those provisions of our shareholders agreement. Since all of the Sponsor Investors, other than the funds affiliated with Highstar Capital LP, have sold all the shares of our capital stock held by them, certain provisions in the shareholders agreement no longer apply and are not described below. We sometimes refer to the funds affiliated with Highstar Capital LP as the “Remaining Sponsor Investor.” We encourage you to read the shareholders agreement in its entirety.
Board, Committee and Observer Rights
Our shareholders agreement provides that Richard D. Kinder and the Remaining Sponsor Investor have the following rights to appoint director nominees to our Board of Directors and committees, which may be adjusted as described below. At the date of this proxy statement, our Board has eleven members, with five director nominees appointed by Mr. Kinder, two director nominees appointed by the Remaining Sponsor Investor, and four additional independent directors.

•
Richard D. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is our chief executive officer and owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

◦
If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee, and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their shares of common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to our Nominating and Governance Committee.

◦
If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the Nominating and Governance Committee will appoint one nominee and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their shares of common stock that were issued upon conversion of their Class A shares, then their right to appoint those two nominees will be transferred to the Nominating and Governance Committee.

◦
If the Board of Directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder’s nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead our Nominating and Governance Committee will be required to appoint such nominee.

◦
If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief executive officer will be one nominee and the Nominating and Governance Committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

•
The Remaining Sponsor Investor may appoint two nominees so long as it owns shares representing at least 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

◦
If the Remaining Sponsor Investor owns shares representing between 2.5% and 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then it may only appoint one nominee.

Because the Remaining Sponsor Investor has the right to appoint fewer than three director nominees, our Board of Directors can elect to decrease the size of our Board down to a minimum of nine directorships. In such case, the number of director nominees that Mr. Kinder has the right to choose would decrease to four. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by our Nominating and Governance Committee.
Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder’s death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

During such time as Mr. Kinder is entitled to appoint five Board nominees, one member of each of the Nominating and Governance Committee and the Audit Committee will consist of a director who was chosen as a Board nominee by Mr. Kinder, which directors must meet the applicable independence requirements for those committees. If Mr. Kinder loses the right to select, or his nominees are ineligible to serve as, members of any of our committees, then that committee member must be one of the directors nominated for election by the Nominating and Governance Committee.
In the shareholders agreement, we agree to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the Board of Directors, and Richard D. Kinder and the Remaining Sponsor Investor agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the Board of Directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Remaining Sponsor Investor does not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares may be voted in accordance with the shareholders agreement.
Under the shareholders agreement, as long as the Remaining Sponsor Investor owns at least 1% of our outstanding shares of capital stock entitled to vote on the election of directors, it may appoint an observer to participate in meetings of our Board of Directors or any committee thereof. In addition, the Remaining Sponsor Investor has specified rights to appoint observers to attend meetings of the boards and committees of KMGP, KMR and the general partner of EPB. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by the Remaining Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.
Certain Actions Relating to Us and Our Subsidiaries and Other Affiliates
As long as the Remaining Sponsor Investor owns any shares of common stock received upon conversion of its Class A shares as a result of a mandatory conversion, we have agreed in the shareholders agreement to:

•
upon the Remaining Sponsor Investor’s reasonable request, cause the Remaining Sponsor Investor’s director nominees serving on our Board to be appointed to the boards or governing bodies of certain of our subsidiaries (other than KMGP, KMP, KMR, EPB, the general partner of EPB or any of their subsidiaries); and

•
permit director nominees of the Remaining Sponsor Investor to attend meetings of the KMGP board, the KMR board, the board of the general partner of EPB and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers’ obligation to recuse themselves under specified circumstances.

As long as the Remaining Sponsor Investor owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, we have agreed in the shareholders agreement to:

•
inform the Remaining Sponsor Investor of any action that our chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on it or its affiliates and not taking specified actions without its approval;

•	keep the Remaining Sponsor Investor informed of any events or changes with respect to any criminal or regulatory investigation involving us or any of our affiliates;

•	reasonably cooperate with the Remaining Sponsor Investor and its affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above; and

•
not take any action (and to take all stockholder action to prevent our subsidiaries from taking any action) to cause the board of KMGP to consist of less than a majority of independent directors under the applicable NYSE standards.

In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Remaining Sponsor Investor prior to his acquisition of, or offer to acquire, any securities of us or any of our publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.
Registration Rights
The shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock owned by the Remaining Sponsor Investor and Richard D. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, the Remaining Sponsor Investor and Richard D. Kinder will each have the right to require that we register resales of such shares of common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder’s remaining shares. We will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in our good faith reasonable judgment, it is not feasible for us to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (1) a regular quarterly blackout period when our directors and executive officers are not permitted to trade, (2) a seven day period (which we may not invoke more than twice in any 12 month period) relating to a securities offering of $150 million or more by KMP, EPB or KMR, or (3) a 30 day period (which we may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for us and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.
Under the registration rights provisions, the Remaining Sponsor Investor or Richard D. Kinder also can require us to file a shelf registration statement on Form S-3 for the resale of common stock they received upon the conversion of their Class A shares or Class B shares, as applicable. In such event, we have agreed to use our reasonable best efforts to keep a shelf registration statement continuously effective until the earlier of the date on which all registrable securities covered by the shelf registration statement have been sold or otherwise cease to be registrable securities or the date on which the Sponsor Investors no longer collectively hold registrable securities that represent at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.
We also have agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which we are not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.
We have agreed to indemnify and hold harmless each selling shareholder for whom we file a registration statement and such selling stockholder’s affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by us in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.
Non-Compete Agreements
The executive management stockholders identified in the shareholders agreement, which include Richard D. Kinder and all of our named executive officers (with the exception of David R. DeVeau), have agreed to certain non-competition and non-solicitation provisions during the term of their employment and for a specified period of time following their employment, which ranges from one year to two years, if they are terminated on or prior to May 31, 2015.

Corporate Opportunities
The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us and our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of us or one of our wholly owned subsidiaries must tell us about any business opportunity offered to him or her solely in his or her capacity as such a director. Each director nominated by the Remaining Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Remaining Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that we are also engaged in or evaluating and if such director’s participation would cause a conflict of interest.
Payment of Certain Costs and Expenses
We are obligated to pay all reasonable fees and expenses of the Sponsor Investors and their counsel related to the administration of, and their rights and obligations under, our certificate of incorporation, bylaws and shareholders agreement that are approved in advance by us and all fees and expenses of the Sponsor Investors and their affiliates incident to our February 2011 initial public offering and previously contemplated structures for an initial public offering. Since January 1, 2013, we have not been presented with nor have we paid any such fees or expenses.
Other Provisions
Certain provisions in the shareholders agreement will terminate with respect to the Remaining Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. When the Remaining Sponsor Investor no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Investors, including rights to nominate director and committee nominees and certain actions relating to our subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholder parties thereto hold any shares of common stock.
Amendments to the shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by the following holders:

•
Richard D. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

•
the Sponsor Investors holding shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

•
in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to our subsidiaries and other affiliates, our dividend policy and termination of the shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

•
in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of our outstanding shares of capital stock entitled to vote on the election of directors, and

•
the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders at the closing of our February 2011 initial public offering so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of that offering and the applicable amendment or waiver would modify the rights or obligations of Other Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock.

If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.
Indemnification of Directors and Officers
Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our current and former directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or these other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the Delaware General Corporation Law. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also have acknowledged that we are the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. We also are expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such person against such liability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of the close of business on March 14, 2014, information known to us regarding the beneficial ownership of our common stock and each class of equity securities of our subsidiaries by:

•	each of our directors, each of our named executive officers and all of our directors and executive officers as a group, and

•	each person known by us to own beneficially more than 5% of any class of our capital stock.
Our named executive officers consist of our principal executive officer, our principal financial officer and our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving at fiscal year-end 2013.
Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the tables have sole voting and investment power with respect to the shares indicated. Except as otherwise indicated, the address for each of the following is c/o Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.
Amount and Nature of Beneficial Ownership of Our Common Stock
The following table sets forth, as of March 14, 2014, the number of shares of common stock of which the individuals and entities had beneficial ownership. As of March 14, 2014, there were 1,027,904,172 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number	% of Class
Richard D. Kinder(a)	243,000,000	23.6
Steven J. Kean(b)	8,074,560	*
Anthony W. Hall, Jr.(c)	47,260	*
Deborah A. Macdonald	10,000	*
Michael J. Miller(d)	68,886,536	6.7
Michael C. Morgan(e)	4,072,622	*
Fayez Sarofim(f)	31,222,576	3.0
C. Park Shaper(g)	10,643,504	1.0
Joel V. Staff(h)	26,059	*
John M. Stokes(d)	68,886,536	6.7
Robert F. Vagt(i)	31,829	*
Kimberly A. Dang(j)	2,336,914	*
David R. DeVeau	339,559	*
Thomas A. Martin(k)	1,110,240	*
Directors and executive officers as a group (16 persons)(l)	371,029,060	36.1
Highstar Capital LP(d)	68,866,536	6.7
Capital World Advisors(m)	57,536,545	5.6
____________

*	Represents ownership of less than 1%.
(a)
Includes 40,467 shares owned by Mr. Kinder’s wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares.

(b)
Includes 230,000 shares held by a limited partnership. Mr. Kean is the sole general partner of the limited partnership, and two trusts of which family members of Mr. Kean are sole beneficiaries and Mr. Kean is sole trustee each own a 49.5% limited partner interest in the limited partnership. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 625,000 shares owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these 625,000 shares.

(c)	Amount does not reflect warrants to purchase 72,239 shares of common stock held by Mr. Hall, which warrants are not currently exercisable based on current market prices for our common stock.
(d)
Includes 34,312,729 shares owned by Highstar III Knight Acquisition Sub, L.P. and 34,553,807 shares owned by Highstar KMI Blocker LLC (together, the “Highstar Entities”). Affiliates of PineBridge Investments LLC (“PineBridge”) serve as the general partner of Highstar III Knight Acquisition Sub, L.P. and the managing member of Highstar KMI Blocker LLC and, accordingly, may be deemed to beneficially own the shares owned of record by the Highstar Entities. PineBridge has delegated management authority for such general partner and managing member to Highstar Capital LP, which also serves as the investment manager for the Highstar Entities. Highstar Capital LP is controlled by Christopher Lee, Mr. Miller, Mr. Stokes, Christopher Beall and Scott Litman and, in such capacities, these individuals may be deemed to share beneficial ownership of the shares beneficially owned by the Highstar Entities. Such individuals expressly disclaim any such beneficial ownership, except to the extent of their pecuniary interest therein, if any. The address of Highstar Capital LP and the Highstar Entities is 277 Park Avenue, 45th floor, New York, New York 10172.

(e)
Includes 3,500,000 shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and has sole voting and dispositive power with respect to such shares. Also includes 572,622 shares owned by trusts of which Mr. Morgan has voting and dispositive power. Amount does not reflect warrants to purchase 200,000 shares of our common stock held by Portcullis Investments, LP, a private investment partnership of which Mr. Morgan has sole voting and dispositive power, which warrants are not currently exercisable based on current market prices for our common stock.

(f)
Includes 8,819,121 shares held in entities indirectly controlled by Mr. Sarofim over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Also includes 13,800 shares held by trusts of which Mr. Sarofim is the sole trustee, but in which he has no pecuniary interest.

(g)
Includes 457,784 shares held by a limited partnership of which Mr. Shaper controls the voting and disposition power. Mr. Shaper disclaims 98% of any beneficial and pecuniary interest in these shares. Also includes 8,500,000 shares held by a limited liability company with respect to which Mr. Shaper controls the voting and disposition power.

(h)	Amount does not reflect warrants to purchase 747 shares of common stock held by Mr. Staff, which warrants are not currently exercisable based on current market prices for our common stock.
(i)	Amount does not reflect warrants to purchase 39,247 shares of common stock held by Mr. Vagt, which warrants are not currently exercisable based on current market prices for our common stock.
(j)
Includes 2,026,048 shares held by a limited partnership of which Ms. Dang controls the voting and disposition power. Ms. Dang disclaims 10% of any beneficial and pecuniary interest in these shares. Amount does not reflect warrants to purchase 192 shares of common stock held by Ms. Dang, which warrants are not currently exercisable based on current market prices for our common stock.

(k)
Includes 148,950 shares held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares.

(l)
See notes (a) through (k). Also includes 174,019 shares held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares the executive officers disclaim all or a portion of any beneficial or pecuniary interest.

(m)
According to a Schedule 13G/A filed on February 13, 2014, as of December 31, 2013, Capital World Advisors may be deemed to beneficially own 57,536,545 shares. The amount reflected in the table above does not reflect warrants to purchase 18,573,000 shares of common stock, which warrants are not currently exercisable based on current market prices for our common stock.

Amount and Nature of Beneficial Ownership of
KMP Common Units, KMR Shares and EPB Common Units
The following table sets forth, as of March 14, 2014, the number of KMP common units, KMR shares and EPB common units of which each of our directors, each of our named executive officers and all of our directors and executive officers as a group had beneficial ownership.

	KMP Common Units		KMR Shares		EPB Common Units
Name and Address of Beneficial Owner	Number	% of Class (a)	Number	% of Class (b)	Number	% of Class (c)
Richard D. Kinder(d)	333,774	*	332,088	*	128,000	*
Steven J. Kean	10,830	*	5,551	*	18,000	*
Anthony W. Hall, Jr.	–	–	–	–	–	–
Deborah A. Macdonald	1,000	*	–	–	–	–
Michael Miller	–	–	–	–	–	–
Michael C. Morgan(e)	–	–	5,023	*	–	–
Fayez Sarofim(f)	6,963,489	2.2	–	–	–	–
C. Park Shaper	4,000	*	41,587	*	–	–
Joel V. Staff	1,500	*	–	–	4,225	*
John M. Stokes	–	–	–	–	–	–
Robert F. Vagt	–	–	–	–	–	–
Kimberly A. Dang	121	*	690	*	–	–
David R. DeVeau	–	–	1,366	*	–	–
Thomas A. Martin	–	–	5,915	*	–	–
Directors and executive officers as a group (16 persons)(g)	7,314,976	2.3	393,149	*	152,225	*
____________

*	Represents ownership of less than 1%.
(a)	Percentage based on 320,924,671 KMP common units issued and outstanding as of March 14, 2014.
(b)	Percentage based on 127,637,092 KMR shares issued and outstanding as of March 14, 2014, including four voting shares owned by KMGP.
(c)	Percentage based on 218,607,250 EPB common units issued and outstanding as of March 14, 2014.
(d)	Includes 7,879 KMP common units and 1,319 KMR shares owned by Mr. Kinder’s spouse. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these common units and shares.
(e)	Includes 5,000 KMR shares held by Portcullis Investments, LP, a private investment partnership of which Mr. Morgan has sole voting and dispositive power.
(f)
Includes 4,613,489 KMP common units held in entities indirectly controlled by Mr. Sarofim and/or advisory/managed accounts over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Mr. Sarofim disclaims all beneficial and pecuniary interest in 1,413,489 of these common units.

(g)	See notes (d) through (f).

Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2013. Specifically, the table provides information regarding our common stock issuable under the 2011 Stock Incentive Plan described under “Executive Compensation” and the Stock Compensation Plan for Non-Employee Directors described under “Director Compensation.”

Plan category	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	8,595,316
Equity compensation plans not approved by security holders	–
Total	8,595,316

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2013.

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers as of the date of this proxy statement. All of our officers serve at the discretion of our Board of Directors.

Name	Age	Position
Richard D. Kinder	69	Director, Chairman and Chief Executive Officer
Steven J. Kean	52	Director, President and Chief Operating Officer
Kimberly A. Dang	44	Vice President and Chief Financial Officer
David R. DeVeau	49	Vice President and General Counsel
Thomas A. Martin	52	Vice President (President, Natural Gas Pipelines)
Dax A. Sanders	39	Vice President, Corporate Development
Lisa M. Shorb	55	Vice President, Human Resources, Information Technology and Administration
For biographical information concerning Messrs. Kinder and Kean, please see “Item 1 – Election of Directors” included elsewhere in this proxy statement.
Kimberly A. Dang is Vice President and Chief Financial Officer of KMI, KMR and KMGP and Vice President of the general partner of EPB. Ms. Dang was elected Chief Financial Officer of KMR, KMGP and the predecessor of KMI in May 2005. She was elected Vice President, Investor Relations of KMR, KMGP and the predecessor of KMI in July 2002 and served in that role until January 2009. She also served as Chief Financial Officer of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued as Vice President and Chief Financial Officer of KMI upon its conversion. She has served in various management roles for the Kinder Morgan companies since 2001. From May 2012 until March 2013, she also served as Chief Financial Officer of the general partner of EPB. Ms. Dang received a Masters in Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree in accounting from Texas A&M University.
David R. DeVeau is Vice President and General Counsel of KMI, KMR, KMGP and the general partner of EPB. Mr. DeVeau was elected Vice President and General Counsel of each company in January 2013, effective in March 2013. Mr. DeVeau joined Kinder Morgan in 2001 as an Assistant General Counsel, and he served as Deputy General Counsel of KMR, KMGP and the predecessor of KMI from 2006 to March 2013. Mr. DeVeau received a J.D. degree from The Dickinson School of Law, Pennsylvania State University, and a bachelor’s degree, cum laude, in political science from Norwich University.
Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI, KMR, KMGP and the general partner of EPB. Mr. Martin was elected Vice President (President, Natural Gas Pipelines) of the general partner of EPB in May 2012, of KMR and KMGP in November 2009 and of KMI in 2012. Mr. Martin served as President, Texas Intrastate Pipeline Group from May 2005 until November 2009 and has served in various management roles for the Kinder Morgan companies since 2003. In May 2012, he was elected as a director of the general partner of EPB. Mr. Martin received a Bachelor of Business Administration degree from Texas A&M University.
Dax A. Sanders is Vice President, Corporate Development of KMI, KMR, KMGP and the general partner of EPB. Mr. Sanders was elected Vice President, Corporate Development of each company in January 2013, effective in March 2013. Mr. Sanders has served as a Vice President within Kinder Morgan’s Corporate Development group since 2009. From 2006 until 2009, Mr. Sanders was Vice President of Finance for Kinder Morgan Canada. Mr. Sanders joined Kinder Morgan in 2000, and from 2000 to 2006 served in various finance and business development roles within the Corporate Development, Investor Relations, Gas and Products groups, with the exception of a two-year period while he attended business school. Mr. Sanders holds a master’s degree in business administration from the Harvard Business School and a master’s and a bachelor’s degree in accounting from Texas A&M University. He is also a Certified Public Accountant in the State of Texas.
Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI, KMR, KMGP and the general partner of EPB. She was elected Vice President, Human Resources, Information Technology and Administration of each company in January 2014. Previously, Ms. Shorb served as Vice President of Procurement and Administration for the Kinder Morgan companies since June 2002. Ms. Shorb joined Kinder Morgan over 29 years ago and prior to 2002 served in various roles in the commercial and gas measurement areas. Ms. Shorb received a Master of Science degree in Geology from Duke University and a Bachelor of Science degree in Geology from the University of Dayton.

EXECUTIVE COMPENSATION
Overview
Except where otherwise noted, our executive officers also serve in the same capacities as executive officers of KMR, KMGP and the general partner of EPB. As a result, the following sets forth information regarding compensation earned by, awarded to or paid to our executive officers in their capacities as our executive officers as well as executive officers of our subsidiaries or our affiliates, including KMR, KMGP and the general partner of EPB (sometimes collectively referred to in this section as our “affiliated entities”), for the periods presented.
The compensation committee of the board of directors of KMR, which committee is composed of three independent directors, determines the compensation to be paid by KMP to KMR’s and KMGP’s executive officers. As described below, KMR’s compensation committee is aware of the compensation paid to such officers by us and our other affiliates, but makes its compensation determinations at its sole discretion.
Compensation Discussion and Analysis
Program Objectives
We seek to attract and retain executives who will help us achieve our primary business strategy objective of growing the value of our portfolio of businesses for the benefit of our stockholders. To help accomplish this goal, we have designed an executive compensation program that rewards individuals with competitive compensation that consists of a mix of cash, benefit plans and long-term compensation, with a majority of executive compensation consisting of the “at-risk” annual cash bonus and long-term incentive compensation.
The key objectives of our executive compensation program are to attract, motivate and retain executives who will advance our overall business strategies and objectives to create and return value to our stockholders. We believe that an effective executive compensation program should link total compensation to financial performance and to the attainment of short-term and long-term strategic, operational, and financial objectives. We believe operational objectives should take into account adherence to and promotion of our Code of Business Conduct and Ethics and our Environmental Health and Safety Policy Statement. We also believe it should provide competitive total compensation opportunities at a reasonable cost. In designing our executive compensation program, we believe that our executives should have a much greater portion of their overall compensation at-risk and linked to long-term shareholder value than do our other employees. Consequently, we have tried to establish the at-risk and long-term incentive portions of our executives’ total compensation at levels that recognize their much increased level of responsibility and their ability to influence business results.
From 2007 through 2012, our executive compensation program was principally composed of the following two elements: (i) base cash salary; and (ii) possible annual cash bonus (reflected in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation). In 2013, we added a long-term incentive component to our executives’ compensation, in the form of restricted KMI stock granted under our 2011 Stock Incentive Plan.
In addition, we believe that the compensation of our Chief Executive Officer, Chief Financial Officer and the other executives named in the Summary Compensation Table below (collectively referred to in this proxy statement as our “named executive officers”), should be directly and materially tied to the financial performance of us and our affiliated entities, and should be aligned with the interests of our stockholders. Therefore, the majority of our named executive officers’ compensation is allocated to the “at-risk” portion of our compensation program-the annual cash bonus and the long-term incentive restricted stock grants.
In 2012, our stockholders overwhelmingly voted to approve (with an almost 97% approval rate), on an advisory basis, the compensation of our then named executive officers. We believe the result of that vote is an affirmation of our compensation policies and practices.
Our compensation is determined without the use of any compensation consultants. Nevertheless, we annually compare our executive compensation components with market information, consisting of third-party surveys in which we participate. The surveys we use in reviewing our executive compensation consist of the Towers Watson Executive Survey and the Aon Hewitt Executive Survey. Over 400 companies participate in each survey. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive with the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope to ours. We also keep abreast of current trends, developments, and emerging issues in executive compensation, and if appropriate, will obtain advice and assistance from outside legal, compensation or other advisors.

We have endeavored to design our executive compensation program and practices with appropriate consideration of all tax, accounting, legal and regulatory requirements. Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for executive officers to $1,000,000 of compensation per year; however, if specified conditions are met, certain compensation may be excluded from consideration of the $1,000,000 limit. Since the bonuses paid to our executive officers were paid under our Annual Incentive Plan as a result of reaching designated financial targets established by our Compensation Committee, we expect that all compensation paid to our executives would qualify for deductibility under federal income tax rules. Though we are advised that limited partnerships, such as KMP, are not subject to section 162(m), we and KMP have chosen to generally operate as if this code section does apply to KMP as a measure of appropriate governance.
Compensation Designed to Reward Performance
Our executive compensation program is designed to reward individuals for advancing our business strategies and the interests of our stakeholders, and to deter engaging in any detrimental activities, such as performing services for a competitor, disclosing confidential information or violating appropriate business conduct standards. Each executive is held accountable to uphold and comply with company guidelines, which require the individual to maintain a discrimination-free workplace, to comply with the law, and to maintain high standards of operating safety and environmental protection.
Unlike many companies, we have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split-dollar life insurance programs for our executive officers. We have no executive company cars or executive car allowances nor do we pay for financial planning services. Additionally, we do not own any corporate aircraft, and we do not pay for executives to fly first class. We believe that this area of our overall compensation package is below competitive levels for comparable companies; however, we have no current plans to change our policy of not offering such executive benefits or perquisite programs.
We do not have employment agreements or special severance arrangements with our executive officers. Although we entered into severance agreements with eleven of our or our affiliates’ then executive officers in connection with our 2011 initial public offering, those severance agreements with each of our and our affiliates’ current executive officers who were party to such agreements, as well as Richard D. Kinder’s 1999 employment agreement, were terminated on August 1, 2013. Our executive officers are now eligible for severance under the same plan as our other non-union U.S. based employees.
At his request, Mr. Kinder receives $1 of base salary per year from us. Additionally, Mr. Kinder has requested that he receive no annual bonus, equity, or other compensation from us or any of our affiliates. Mr. Kinder does not have any deferred compensation, supplemental retirement or any other special benefit, compensation or perquisite arrangement with us, and each year, Mr. Kinder reimburses us for his portion of health care premiums and parking expenses.
In 2013, Mr. Kean made a similar request to Mr. Kinder to change his annual base salary to $1. Mr. Kean also requested that he receive no annual bonus from us or any of our affiliates. As a result, Mr. Kean’s total compensation consists of a restricted stock grant received in 2013 which is subject to six-year cliff vesting, dividend equivalents paid on that restricted stock, and benefits available to our U.S. employees generally (such as healthcare, life insurance and 401(k) plan benefits). There are no plans at this time to grant additional restricted stock to Mr. Kean until the vesting terms of his 2013 grant have been met.
Elements of Compensation
As outlined above, our 2013 executive compensation program is principally composed of three elements: (i) a base cash salary; (ii) a possible annual cash bonus and (iii) long-term incentive compensation in the form of restricted KMI stock. Our and KMR’s compensation committees review and approve annually our, KMP’s and EPB’s financial goals and objectives that are relevant to the compensation of our named executive officers.
In 2013, our Compensation Committee solicited information from Mr. Kinder and James E. Street (our then Vice President, Human Resources, Information Technology and Administration—Mr. Street retired in January 2014, and Ms. Lisa Shorb has been promoted to the Vice President, Human Resources, Information Technology and Administration position) regarding the performance of Mr. Kean as President and Chief Operating Officer. Similarly, the Compensation Committee solicited information from Messrs. Kinder, Kean and Street with respect to the performance of our other named executive officers. The Compensation Committee also obtained information from Mr. Street with respect to compensation of comparable positions of responsibility at comparable companies. All of this information was taken into account by the Compensation Committee, which made final determinations regarding compensation of the named executive officers. No named executive officer reviewed his or her own performance or approved his or her own compensation.
Furthermore, if any of our executive officers is also an executive officer of KMGP or KMR, the compensation determination or recommendation may be with respect to his or her (i) compensation to be received from each of us, KMR and KMGP; or alternatively (ii) aggregate compensation to be received from and allocated among KMR and KMGP, on the one hand, and us and our subsidiaries other than KMR and KMGP, on the other hand.
Base Salary
Base salary is paid in cash. In January 2013, the Compensation Committee increased the annual base salary cap for our executive officers from $300,000 to $400,000. However, the maximum base salary that any of our executives received in 2013 was $325,000. Additionally, we increased our executives’ salaries only to a maximum of $350,000 for 2014, and we do not expect any of our executives’ annual base salaries to reach the cap for at least two more years. As noted above, our Chairman and Chief Executive Officer and our President and Chief Operating Officer each receive $1 of annual base salary. We continue to believe that, even at the $400,000 cap, our executive officers’ base salaries would be below annual base salaries for executives in similar positions and with similar responsibilities at companies of comparable size and scope, based upon independent salary surveys in which we participate.
Possible Annual Cash Bonus (Non-Equity Cash Incentive)
Commencing with bonus awards for the 2011 bonus year, our Board of Directors approved a new Annual Incentive Plan (referred to in this discussion as the Annual Incentive Plan or the Plan). The overall purpose of the Annual Incentive Plan is to increase our executive officers’ and our employees’ personal stake in the continued success of us and our affiliated entities by providing to them additional incentives through the possible payment of annual cash bonuses.
The plan consists of two components: the executive plan component and the non-executive plan component. All employees of KMI and our subsidiaries are eligible to participate in the plan (except for employees covered by collective bargaining, agreements that do not expressly provide for eligibility). Our Chairman and Chief Executive Officer and all employees who report directly to the Chairman, including all of the named executive officers, are eligible for the executive plan component; however, as stated above, Messrs. Kinder and Kean have elected not to participate. All other U.S. and Canadian eligible employees are eligible for the non-executive plan component.
Under the plan, a pool of bonus dollars is established at the beginning of each year for annual cash bonuses that may be paid to our executive officers and other employees, depending on whether we and our subsidiaries meet certain financial performance objectives (as discussed below). If the financial performance objectives are met, the budgeted pool of bonus dollars is further assessed and potentially increased if the financial performance objectives are exceeded. The budgeted pool of bonus dollars also may be adjusted upward or downward based on our and our subsidiaries’ overall performance in other areas, including safety and environmental goals and regulatory compliance.
At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), financial performance objectives based on one or more of the criteria set forth in the plan are established by our Compensation Committee.
In addition, the Compensation Committee sets the bonus opportunities available to each executive officer (see table “Grants of Plan-Based Awards”). If none of the financial performance objectives were met, no bonus opportunity would be available to the named executive officers. The maximum payout to any individual under the plan for any year is $3 million. The Compensation Committee may reduce the amount of the bonus actually paid to any executive officer from the amount of any bonus opportunity open to such executive officer. Because payments under the plan for our executive officers are determined by comparing actual performance to the performance objectives established each year for eligible executive officers chosen to participate for that year, it is not possible to accurately predict any amounts that will actually be paid under the executive portion of the plan over the life of the plan.
Three financial performance objectives were set for 2013 under both the executive plan component and the non-executive plan component. The three financial performance objectives were:

•	$1.57 in cash dividends per share by us;

•	$5.28 in cash distributions per common unit by KMP; and

•	$2.55 in cash distributions per unit by EPB.
A fourth objective, which could potentially decrease or increase the budgeted pool of bonus dollars for 2013, was to achieve our environmental, health, and safety performance objectives by: (i) beating industry average incident rates; (ii) improving incident rates compared to our previous three-year averages; and (iii) experiencing no significant incidents in our operations or expansions.
The Compensation Committee set maximum bonus opportunities under the plan for 2013 for the executive officers at dollar amounts in excess of those which were expected to actually be paid under the plan. In fact, while achievement of the financial performance objectives sets the maximum bonus opportunity for each executive officer, the compensation committee has never awarded the maximum bonus opportunity to a current named executive officer. At the end of 2013, the extent to which the financial performance objectives had been attained and the extent to which the bonus opportunity had been earned under the formula previously established by our Compensation Committee was determined. For 2013:

•	we paid $1.60 in cash dividends per share;

•	KMP paid $5.33 in cash distributions per common unit; and

•	EPB paid $2.55 in cash distributions per unit.
Based on the above, our Compensation Committee approved approximately 99% of the total 2013 budgeted cash bonus opportunity be earned and funded under the plan. The approved funding level includes any premium pay calculations for bonus awards paid to non-exempt employees. Payout amounts to our named executive officers for 2013 (paid in 2014) were below this level and are set forth in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
The 2013 bonuses for our executive officers were overwhelmingly based on whether the established financial performance objectives were met. The Compensation Committee also considered, in a purely subjective manner, how well the executive officer performed his or her duties during the year. Information was solicited from relevant members of senior management regarding the performance of our named executive officers (described following), and determinations and recommendations were made at the regularly scheduled first quarter board and compensation committee meetings held in January 2014. Other factors considered by the Compensation Committee primarily consisted of the amount of the bonus paid to the executive officer in the prior year and market data about compensation of comparable positions of responsibility at comparable companies, consisting of the compensation surveys referred to above. With respect to using these other factors in assessing performance, the Compensation Committee did not find it practicable to, and did not, use a “score card” or quantify or assign relative weight to the specific criteria considered. The amount of a downward adjustment, subject to the maximum bonus opportunity that was established at the beginning of the year, was not subject to a formula. Specific aspects of an individual’s performance were not identified in advance. Rather, adjustments were based on the Compensation Committee’s judgment and input from Mr. Kinder and Mr. Kean, giving consideration to the totality of the record presented, including the individual’s performance and the magnitude of any other positive or negative factors.
For a discussion of effects under the plan of death, disability, termination of employment or a change in control of us, please read “Potential Payments upon Death, Disability, Termination or a Change in Control.”
Long-Term Incentive Compensation
The Kinder Morgan, Inc. 2011 Stock Incentive Plan was approved by our pre-IPO shareholders and was effective as of January 1, 2011. Prior to 2013, no awards were made to our executive officers under this plan because, in connection with the Going Private Transaction, members of our management were awarded Kinder Morgan Holdco LLC Class A-1 and Class B units and had agreed to forego any long-term executive compensation until the Sponsor Investors which owned interests in us at the time sold their interests in us or converted their Class A shares into Class P shares. In connection with our IPO, the Class B units were converted into our Class B shares, and the Class A-1 units were converted into our Class C shares. As of December 26, 2012, the Sponsor Investors had sold their interests in us or converted their Class A shares into Class P shares, and as a result, all Class B shares and Class C shares had converted into Class P shares.
Accordingly, in 2013, the Compensation Committee granted long-term incentive compensation to our named executive officers (other than Mr. Kinder) in the form of restricted KMI stock under our 2011 Stock Incentive Plan. All awards granted are subject to multi-year cliff vesting schedules of six years, with the exception of Mr. DeVeau’s grant, which has a five-year cliff-vesting period, during which the named executive officers are not expected to receive additional equity incentive grants (see “Grants of Plan Based Awards” table for details). In connection with his 2013 grant of restricted stock, Mr. Kean forfeited participation in the 2013 Annual Incentive Plan and decreased his annual base salary to $1 per year. Mr. Kinder did not receive an award under the plan in 2013, and we do not expect that he will receive any awards under the plan in the future. There are no plans at this time to grant additional shares to our executive officers until the vesting terms have been met.
For a discussion of effects under the Stock Incentive Plan of death, disability, termination of employment or a change in control of us, please read “Potential Payments upon Death, Disability, Termination or a Change in Control.”
Other Compensation
Kinder Morgan Savings Plan. The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits eligible employees of KMI and its affiliated entities, including the named executive officers, to contribute between 1% and 50% of base compensation, on a pre-tax or Roth 401(k) basis, into participant accounts. For more information on this plan, see Note 9 “Share-based Compensation and Employee Benefits—Overview of Retirement Benefit Plans—Savings Plan” to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.
Kinder Morgan Retirement Plan. Employees of KMI and its affiliated entities, including the named executive officers, are also eligible to participate in the Kinder Morgan Retirement Plan, a cash balance plan. Employees accrue benefits through a Personal Retirement Account (PRA) in the retirement plan. Prior to 2013, we allocated contribution credits equivalent to 3% of eligible compensation every pay period to participants’ PRAs. Beginning January 1, 2013, we began allocating contribution credits of 4% or 5% of eligible compensation every pay period to participants’ PRAs based on age and years of eligible service as of December 31 of the prior year. Interest is credited to each PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%. Employees become 100% vested in the plan after three years and may take a lump sum distribution upon termination of employment or retirement.
The following table sets forth the estimated actuarial present value of each named executive officer’s accumulated pension benefit as of December 31, 2013, under the provisions of the Cash Balance Retirement Plan. With respect to our named executive officers, the benefits were computed using the same assumptions used for financial statement purposes, assuming current remuneration levels without any salary projection, and assuming participation until normal retirement at age 65. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for social security or other offset amounts.

Cash Balance Retirement Plan Pension Benefits
Name	Current Credited Yrs of Service	Present Value of Accumulated Benefit (a)	Contributions During 2011
Richard D. Kinder(b)	13	$—	$—
Kimberly A. Dang	12	83,495	13,465
David R. DeVeau	13	91,409	13,532
Steven J. Kean	12	90,408	8,310
Thomas A. Martin	11	81,248	13,445
__________

(a)	The present values in the Pension Benefits table are current year-end balances.

(b)	Mr. Kinder has elected not to participate in the plan.

Potential Payments upon Death, Disability, Termination or a Change in Control
Our named executive officers are entitled to certain benefits in the events of death, disability, termination of employment or a change in control of us. The plans or agreements and circumstances triggering such benefits are described below.
Annual Incentive Plan. The Annual Incentive Plan provides the Compensation Committee with discretion to take action that it deems appropriate with respect to outstanding awards upon a change in control (as defined below); if, however, in connection with a change in control, Mr. Kinder is no longer our Chairman:

•
each participant under the executive component of the plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the Compensation Committee has previously determined that the participant should receive a lesser percentage of the bonus opportunity;

•	each participant under the non-executive component of the plan will receive an award equal to the award most recently paid to such participant under the plan; and

•	the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control.
“Change in control” as defined under the plan means (i) the acquisition of securities representing 50% or more of the voting power of our securities by any person other than a permitted holder (which is defined as Richard D. Kinder or any of the Sponsor Investors); (ii) a sale, merger or other business combination after which our voting securities outstanding immediately before such transaction represent less than 50% of our voting securities outstanding after the such transaction; (iii) the sale of all or substantially all of our assets, other than to an entity of which more than 50% of the voting power is held by permitted holders; (iv) for reasons other than normal retirement, death or disability, changes to the majority of our Board of Directors during any period of two consecutive years; or (v) approval by our stockholders of our liquidation or sale.
Kinder Morgan Severance Plan. All of our executive officers, including Mr. Kinder, are eligible for severance payments under the Kinder Morgan Severance Plan (which is available to all regular full time U.S.-based employees not covered by a bargaining agreement), which caps severance payments at an amount equal to six months of annual base salary.
The following table lists the potential payments to the named executive officers under the Kinder Morgan Severance Plan upon termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2013.

Potential Payments Upon Termination of Employment under the Kinder Morgan Severance Plan
Name	Termination Payment
Richard D. Kinder(a)	$—
Kimberly A. Dang(b)	162,500
David R. DeVeau(b)	162,500
Steven J. Kean(a)	—
Thomas A. Martin(b)	162,500
__________

(a)	Since the severance formula is based on the annual base salary, Mr. Kinder’s and Mr. Kean’s benefit calculates to less than $1 (the cap under the plan is 26 weeks of base pay).

(b)	Payment equals cap calculation under the plan of 26 weeks of annual base salary.

2013 Restricted Stock Grants under the Kinder Morgan, Inc. 2011 Stock Incentive Plan. Named executive officers who received 2013 restricted stock grants are entitled to accelerated vesting in certain termination or change-in-control circumstances under the award agreements governing their grants. The award agreements provide for accelerated vesting upon (a) a change in control of us or (b) termination of the employee’s employment by reason of (i) death, (ii) disability that results in us determining that the employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, or (iii) an involuntary termination by us due to a reorganization or reduction in force for which the employee would be eligible for pay under the Kinder Morgan Severance Plan, or (iv) the sale of us or the sale, transfer or discontinuation of any part of the operations or any of our business units.
The definition of “change in control” in the Stock Incentive Plan is the same as that in the Annual Incentive Plan described above under “Annual Incentive Plan.”
The following table lists the potential accelerated value of our named executive officers’ 2013 restricted stock grants upon death, disability or termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2013.

Potential Payments (Value of Accelerated Vesting) Upon Disability, Termination of Employment, or Change in Control under terms of the 2013 Restricted Stock Agreements
Name	Termination Payment
Richard D. Kinder(a)	$0
Kimberly A. Dang(b)	8,150,976
David R. DeVeau(b)	4,528,332
Steven J. Kean(b)	27,169,812
Thomas A. Martin(b)	8,150,976
__________

(a)	Mr. Kinder did not receive a 2013 restricted stock grant.

(b)	Calculation equals number of restricted shares granted multiplied by the closing price on December 31, 2013 of KMI’s common stock of $36.00.

Other Potential Post-Employment Benefits. In addition to the amounts payable under the Kinder Morgan Severance Plan and their respective 2013 restricted stock grants, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.
Summary Compensation Table
The following table shows compensation paid or otherwise awarded to (i) our principal executive officer; (ii) our principal financial officer; and (iii) our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving at fiscal year end 2013 (collectively referred to as the “named executive officers”) for services rendered to us and our affiliated entities, during fiscal years 2013, 2012 and 2011, as applicable. The amounts in the columns below represent the total compensation paid or awarded to the named executive officers by us and all our affiliated entities.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		(b) Non-Equity Incentive Plan Compensation	(c) Change in Pension Value	(d) All Other Compensation	Total
Richard D. Kinder	2013	$1	$ —	$ —		$ —	$ —	$ —	$1
Chairman and Chief	2012	1	—	—		—	—	—	1
Executive Officer	2011	1	—	—		—	—	—	1

Kimberly A. Dang	2013	319,231	—	9,000,036	(a)	900,000	13,465	196,807	10,429,539	(e)
Vice President and	2012	300,000	600,000	—		800,000	8,270	14,205	1,722,475
Chief Financial Officer	2011	300,000	175,000	—		625,000	8,280	13,330	1,121,610

David R. DeVeau	2013	305,385	—	5,000,033	(a)	575,000	13,532	115,577	6,009,527	(e)
Vice President and
General Counsel(f)

Steven J. Kean	2013	150,000	—	30,000,001	(a)	—	8,310	619,580	30,777,891	(e)
President and Chief	2012	300,000	600,000	—		1,200,000	8,409	15,063	2,123,472
Operating officer(g)	2011	300,000	—	—		1,250,000	8,469	15,028	1,573,497

Thomas A. Martin	2013	319,231	—	9,000,036	(a)	900,000	13,445	197,665	10,430,377	(e)
Vice President and President	2012	300,000	600,000	—		850,000	8,244	14,018	1,772,262
Natural Gas Pipelines(h)
__________

(a)
Restricted stock awards granted in 2013 were intended to provide long-term incentive compensation over a six-year cliff-vesting period, with the exception of Mr. DeVeau’s grant, which has a five-year cliff-vesting period, during which named executive officers are not expected to receive additional equity incentive grants. Amounts reflect the grant date fair value of stock awards granted to each named executive officer under the Kinder Morgan, Inc. 2011 Stock Incentive Plan computed in accordance with FASB Codification Topic 718, “Compensation—Stock Compensation.”

(b)	Represents amounts paid according to the provisions of the Annual Incentive Plan then in effect. Amounts were earned in the fiscal year indicated but were paid in the next fiscal year.

(c)
Represents the 2013, 2012 and 2011, as applicable, change in the actuarial present value of accumulated defined pension benefit (including unvested benefits) according to the provisions of our Cash Balance Retirement Plan.

(d)
Amounts in 2012 and 2011 include value of contributions to the KMI Savings Plan (a 401(k) plan), value of group-term life insurance exceeding $50,000 and parking subsidy. Amounts in 2012 and 2011 representing the value of contributions to the KMI Savings Plan are $12,500, and $12,250 respectively. Amounts in 2013 include value of contributions to the KMI Savings Plan, value of group-term life insurance exceeding $50,000 and dividend equivalents paid on unvested restricted stock. 2013 amounts are detailed in the table below:

Name	Company Contributions to the KMI Savings Plan	Value of Group-term Life Insurance Exceeding $50,000	Dividend Equivalents Paid on Unvested Restricted Stock	Total
Richard D. Kinder	$—	$—	$—	$—
Kimberly A Dang	12,750	660	183,397	196,807
David R. DeVeau	12,750	940	101,887	115,577
Steven J. Kean	7,500	759	611,321	619,580
Thomas A. Martin	12,750	1,518	183,397	197,665

(e)	Includes long-term incentive stock awards with a five-year or six-year cliff-vesting period. See note (a).

(f)	Mr. DeVeau was not a named executive officer during 2012 or 2011.

(g)	Effective July 1, 2013, Mr. Kean’s salary was reduced to $1 per year.

(h)	Mr. Martin was not a named executive officer during the year 2011.

Grants of Plan-Based Awards
The following supplemental compensation table shows compensation details on the value of plan-based incentive awards granted during 2013 to our named executive officers. The table includes awards made during or for 2013. The information in the table under the caption “Estimated Future Payouts Under Non-Equity Annual Incentive Plan Awards” represents the threshold, target and maximum amounts payable under the Kinder Morgan, Inc. Annual Incentive Plan for performance in 2013. Amounts actually paid under that plan for 2013 are set forth in the Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation.” Information under the caption “Grant Date Fair Value of Restricted Stock” represents the July 2013 restricted stock grants to our named executive officers under our 2011 Stock Incentive Plan. These amounts are set forth in the Summary Compensation Table under the caption “Stock Awards.”

					Stock Awards: Number of Shares of Restricted Stock (e)	Grant Date Fair Value of Restricted Stock

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)
Name	Grant Date	Threshold(b)	Target(c)	Maximum(d)
Richard D. Kinder
Annual Incentive Plan(f)	N/A	$ —	$ —	$ —
Restricted Stock(f)	N/A				—	$ —

Kimberly A Dang
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	7/16/2013				226,416	9,000,036	(g)

David R. DeVeau
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	7/16/2013				125,787	5,000,033	(g)

Steven J. Kean
Annual Incentive Plan(f)	N/A	—	—	—
Restricted Stock	7/16/2013				754,717	30,000,001	(g)

Thomas A. Martin
Annual Incentive Plan	N/A	500,000	1,000,000	1,500,000
Restricted Stock	7/16/2013				226,416	9,000,036	(g)
__________

(a)	See “-Compensation Discussion and Analysis-Elements of Compensation” and “-Possible Annual Cash Bonus (Annual Cash Incentive)” above for further discussion of these awards.

(b)	Represents the maximum bonus opportunity available to the executive officer if one of the financial performance objectives was met.

(c)	Represents the maximum bonus opportunity available to the executive officer if all of the financial performance objectives were met.

(d)	Represents the maximum bonus opportunity available to the executive officer if all of the financial performance objectives were exceeded by 10% or more.

(e)
Represents the number of shares of restricted stock granted in 2013 to the named executive officers. Ms. Dang’s and Messrs. Kean and Martin’s grants vest on July 16, 2019. Mr. DeVeau’s grant vests on July 16, 2018.

(f)	Declined to participate.

(g)
Restricted stock awards granted in 2013 were intended to provide long-term incentive compensation over a six-year cliff-vesting period, with the exception of Mr. DeVeau’s grant, which has a five-year cliff-vesting period, during which the named executive officers are not expected to receive additional equity incentive grants. Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock granted to the named executive officers during 2013.

Outstanding Equity Awards at Fiscal Year-End
For each of the fiscal years 2011 and 2012, none of the named executive officers was awarded any stock options, restricted stock or similar stock-based awards, and we had no expectation of granting any such awards to the named executive officers while any of the Sponsor Investors held Class A shares. On December 26, 2012, the last of the Sponsor Investors converted its remaining Class A shares into Class P shares. As a result, in July 2013, each of the named executive officers (other than Mr. Kinder) received grants of restricted KMI stock, as detailed above.
Stock Vested
No stock awards to the named executive officers vested during 2013.

Risks Associated with Compensation Practices
We employ all persons necessary for the operation of our business, and in our opinion, our compensation policies and practices for all persons necessary for the operation of our business do not create risks that are reasonably likely to have a material adverse effect on our business, financial position, results of operations or cash flows. Our belief is based on the fact that our employee compensation—primarily consisting of annual salaries and cash bonuses—is based on performance that does not reward risky behavior and is not tied to entering into transactions that pose undue risks to us.

DIRECTOR COMPENSATION
Non-Employee Director Compensation
We do not pay any compensation to our directors who also are our employees in their capacity as directors. We also have not paid any compensation to our directors, in their capacity as directors, who were nominated by Richard D. Kinder or any Sponsor Investor. Our other directors are paid an annual retainer of $180,000 for their services as directors. In addition, directors are reimbursed for reasonable expenses in connection with board meetings. The following table discloses the compensation earned by Mr. Hall, Ms. Macdonald, Mr. Staff and Mr. Vagt for board service in 2013.

Name	Fees Earned or Paid in Cash	Common Stock Awards(a)	All Other Compensation(b)	Total
Anthony W. Hall Jr.	$ 180,000	$ —	$ —	$ 180,000
Deborah A. Macdonald	180,000	—	—	180,000
Joel V. Staff	59,904	120,098	2,445	182,447
Robert Vagt	89,744	90,258	1,837	181,839
__________

(a)
For Mr. Staff and Mr. Vagt, represents the value of cash compensation received in the form of common stock according to the provisions of our Stock Compensation Plan for Non-Employee Directors. Value for Mr. Staff computed as the number of shares of common stock elected to be received in lieu of cash (3,260 shares) multiplied by the closing price on the day cash compensation was approved ($36.84 per share on January 15, 2013). Value for Mr. Vagt computed as the number of shares of common stock elected to be received in lieu of cash (2,450 shares) multiplied by the closing price on the day cash compensation was approved ($36.84 per share on January 15, 2013).

(b)	For Mr. Staff and Mr. Vagt, represents dividend equivalent payments on unvested restricted common stock awarded pursuant to our Stock Compensation Plan for Non-Employee Directors.
The annual retainer has been increased to $200,000 for 2014. In addition, beginning in July 2014, Messrs. Morgan, Sarofim and Shaper will receive an annual retainer for their services as directors, which retainer will be prorated in 2014.
Stock Compensation Plan for Non-Employee Directors
In connection with our initial public offering, we adopted the Stock Compensation Plan for Non-Employee Directors, in which our independent directors participate. None of the directors nominated by Richard D. Kinder or the Sponsor Investors may participate in the plan. The following is a summary of the plan. The plan is administered by our Compensation Committee, and our Board has sole discretion to terminate the plan at any time. The primary purpose of this plan is to promote our interests and the interests of our stockholders by aligning the compensation of the non-employee members of our Board of Directors with stockholders’ interests.
The plan recognizes that the compensation to be paid to each non-employee director is fixed by our Board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving some or all of the cash compensation, each non-employee director who was not nominated by Richard D. Kinder or one of the Sponsor Investors, referred to as “eligible directors,” may elect to receive shares of common stock. Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year. An eligible director may make a new election each calendar year. The total number of shares of common stock authorized under the plan is 250,000.
Each annual election to receive shares of common stock will be evidenced by an agreement between us and each eligible director that will contain the terms and conditions of each award. Shares issued under the plan pursuant to an election may be subject to forfeiture restrictions that lapse on the earlier of the director’s death or the date set forth in the agreement, which will be no later than the end of the calendar year to which the cash compensation relates. Until the forfeiture restrictions lapse, shares issued under the plan may not be sold, assigned, transferred, exchanged or pledged by an eligible director. In the event a director’s service as a director is terminated prior to the lapse of the forfeiture restrictions for any reason other than death or the director’s failure to be elected as a director at a shareholders meeting at which the director is considered for election, the director will, for no consideration, forfeit to us all shares to the extent then subject to the restrictions. If, prior to the lapse of the restrictions, the director is not elected as a director at a shareholders meeting at which the director is considered for election, the restrictions will lapse with respect to fifty percent (50%) of the director’s shares then subject to such restrictions, and the director will, for no consideration, forfeit to us the remaining shares. Directors holding shares for which forfeiture restrictions have lapsed will be provided a certificate representing the shares and, such director will have the right to receive dividends with respect to the shares awarded to him under the plan to be paid as described below, to vote such shares and to enjoy all other common stockholder rights, including during the period prior to the lapse of the restrictions.
The number of shares to be issued to an eligible director electing to receive any portion of the cash compensation in the form of shares will equal the amount of such cash compensation elected to be paid in the form of shares, divided by the closing price of the common stock on the New York Stock Exchange on the day the cash compensation is awarded (such price, the fair market value), rounded up to the nearest ten shares. An eligible director electing to receive any portion of the cash compensation in the form of shares will receive cash equal to the difference between (i) the total cash compensation awarded to such director and (ii) the number of shares to be issued to such director multiplied by the fair market value of a share. This cash payment will be payable in four equal installments generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded; provided that the installment payments will be adjusted to include dividend equivalent payments with respect to the shares during the period in which the shares are subject to forfeiture restrictions.

PERFORMANCE GRAPH

Cumulative Total Return

The following performance graph compares the semi-annual performance of our common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s 500 Oil & Gas Storage & Transportation Index for the period beginning on February 11, 2011, the first trading day following our initial public offering and ending on December 31, 2013. The graph assumes that the value of the investment in our common stock and each index was $100 at February 11, 2011, and that all dividends were reinvested. Total net return to our stockholders during this period was 28.89 percent, as compared to an average return of 48.23 percent for the Standard & Poor’s 500 Stock Index and 81.98 percent for the Standard & Poor’s 500 Oil & Gas Storage & Transportation Index for the same period. The total net return to our stockholders of 28.89 percent was calculated using the closing price of our common stock on the first trading day following our initial public offering of $31.05. If such return had been calculated using our initial public offering price of $30.00, the total net return to our stockholders during the period would have been 33.40 percent.

COMPARISON OF CUMULATIVE TOTAL RETURN
Among Kinder Morgan, Inc., the S&P 500 Index, and the
S&P 500 Oil & Gas Storage & Transportation Index
$200
$180
$160
$140
$120
$100
$80
$60
2/11/11
6/30/11
12/31/11
6/30/12
12/31/12
6/30/13
12/31/13
Kinder Morgan, Inc.
S&P 500 Index
S&P 500 Oil & Gas Storage & Transportation Index

	Base Period	INDEXED RETURNS Period Ending
Company/Index	2/11/11	6/30/11	12/31/11	6/30/12	12/31/12	6/30/13	12/31/13
Kinder Morgan, Inc.	100	92.98	106.32	108.46	121.34	133.60	128.89
S&P 500 Index	100	100.22	96.52	105.68	111.96	127.44	148.23
S&P 500 Oil & Gas Storage & Transportation Index	100	113.65	134.65	139.96	151.14	169.67	181.98

ITEM 1
ELECTION OF DIRECTORS

All of our incumbent directors are standing for re-election to our Board of Directors. All directors are elected annually and serve a one-year term or until his or her successor has been duly elected and shall qualify. The affirmative vote of a plurality of the votes of the shares of common stock present, in person or represented by proxy, is required for the election of directors.
Information About the Nominees

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.
Richard D. Kinder        Director since October 1999; also from 1998 to June 1999 – Age 69

Mr. Kinder is Director, Chairman and Chief Executive Officer of KMI, KMR, KMGP and the general partner of EPB. Mr. Kinder served as Director, Chairman and Chief Executive Officer of the predecessor of KMI from October 1999 to May 2007. He has served as Director, Chairman and Chief Executive Officer of KMR since its formation in February 2001. He was elected Director, Chairman and Chief Executive Officer of KMGP in February 1997. He also served as Chief Manager, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Chairman and Chief Executive Officer of KMI upon its conversion. In May 2012, he was elected as a Director and Chairman and appointed as Chief Executive Officer of the general partner of EPB. Mr. Kinder’s experience as our Chairman and Chief Executive Officer provide him with a familiarity with our strategy, operations and finances that can be matched by no one else. In addition, Mr. Kinder’s significant equity ownership in KMI aligns his economic interests with those of our other stockholders.
Steven J. Kean        Director since May 2007 – Age 52

Mr. Kean is Director, President and Chief Operating Officer of KMI, KMR, KMGP and the general partner of EPB. Mr. Kean was elected Director and President of KMR and KMGP and President of KMI and the general partner of EPB in March 2013, and was elected Chief Operating Officer of KMR, KMGP and the predecessor of KMI in January 2006. Between May 2012 and March 2013, he was Executive Vice President and Chief Operating Officer of the general partner of EPB and has been Director of the general partner of EPB since May 2012. He served as Executive Vice President of KMR and KMGP from January 2006 to March 2013. He also served as President, Natural Gas Pipelines of KMR and KMGP from July 2008 to November 2009. He also served as Chief Operating Officer, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Director, Executive Vice President and Chief Operating Officer of KMI upon its conversion. He has served in various management roles for the Kinder Morgan companies since 2002. Mr. Kean received his Juris Doctor from the University of Iowa in May 1985 and received a Bachelor of Arts degree from Iowa State University in May 1982. Mr. Kean’s experience as one of our executives since 2002 provides him valuable management and operational expertise and a thorough understanding of our business operations and strategy.
Anthony W. Hall, Jr.        Director since May 2012 – Age 69

Mr. Hall served as a director of El Paso Corporation from 2001 until we acquired it in May 2012. Mr. Hall has been engaged in the private practice of law since February 2010. He previously served as Chief Administrative Officer of the City of Houston from January 2004 to February 2010. Mr. Hall served as the City Attorney for the City of Houston from March 1998 to January 2004. Prior to March 1998, Mr. Hall was a partner in the Houston law firm of Jackson Walker, LLP. Mr. Hall is the immediate past Chairman of the Houston Endowment Inc. and continues to serve on its board of directors. He is also Chairman of the Boulé Foundation. Mr. Hall’s extensive experience in both the public and private sectors, and his affiliations with many different business and philanthropic organizations provides our Board with important insight from many perspectives. Mr. Hall’s 30 years of legal experience provides the Board with valuable guidance on governance issues and initiatives. As an African American, Mr. Hall also brings a diversity of experience and perspective that is welcomed by our Board.
Deborah A. Macdonald        Director since April 2011 – Age 62

Ms. Macdonald was elected as a Director in April 2011. For the past five years, Ms. Macdonald has served on the boards of several private charitable organizations. Ms. Macdonald served as Vice President (President, Natural Gas Pipelines) of KMR, KMGP and the predecessor of KMI from June 2002 until September 2005 and served as President of NGPL from October 1999 until March 2003. Ms. Macdonald received her Juris Doctor, summa cum laude, from Creighton University in May 1980 and received a Bachelors degree, magna cum laude, from Creighton University in December 1972. As a result of Ms. Macdonald’s prior service as an executive officer of the predecessor of KMI, she possesses a familiarity with our business operations, financial strategy and organizational structure which enhance her contributions to the Board of Directors. As our only female director, Ms. Macdonald also provides a diversity of perspective that is important to our Board.
Michael J. Miller        Director since May 2007 – Age 55

Mr. Miller served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Director of KMI upon its conversion. Mr. Miller is a Partner at Highstar Capital LP and has been with the firm since 2001. He serves on Highstar’s Investment Committee and Executive Committee. Mr. Miller has over 20 years of experience in direct investments, principally in the energy, waste-to-energy, conventional and renewable power sectors and utilities. Mr. Miller currently serves on the boards of directors of Star Atlantic Waste Holdings, L.P. and Utilities, Inc. Mr. Miller received a B.S. from Rensselaer Polytechnic Institute, an M.B.A. from the University of Chicago and is a CFA charter holder. Mr. Miller has significant experience with public companies and investments and familiarity with our industry and capital markets activity, which enhance his contributions to our Board.
Michael C. Morgan        Director since May 2007 – Age 45

Mr. Morgan served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, at which time he continued in the role of Director of KMI upon its conversion. From 2003 until May 2007, Mr. Morgan served as a director of the predecessor of KMI. He has been Chairman and Chief Executive Officer of Triangle Peak Partners, LP, a registered investment adviser and fund manager, since April 2008. He also has been President of Portcullis Partners, L.P., a private investment partnership, since October 2004. Mr. Morgan has been a director of Bunchball, Inc. since June 2011, a director of Lytx, Inc. since July 2009, and a director of SCIenergy Inc. since February 2012 and was a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. from May 2007 until March 2008. Mr. Morgan was President of KMI, KMR and KMGP from July 2001 to July 2004. Mr. Morgan served as Vice President-Strategy and Investor Relations of KMR from February 2001 to July 2001. He served as Vice President-Strategy and Investor Relations of KMI and KMGP from January 2000 to July 2001. He served as Vice President, Corporate Development of KMGP from February 1997 to January 2000. Mr. Morgan was Vice President, Corporate Development of KMI from October 1999 to January 2000. Mr. Morgan received an M.B.A. from Harvard Business School and a Bachelor of Arts and a Masters of Arts from Stanford University. As a result of Mr. Morgan’s prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board.
Fayez Sarofim         Director since May 2007 – Age 85

Mr. Sarofim served as a Manager of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Director of KMI upon its conversion. From 1999 until May 2007, Mr. Sarofim served as a director of the predecessor of KMI. He has been Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Over the past five years, Mr. Sarofim has served as a director of Unitrin, Inc. and Argo Group International Holdings, Ltd. As a result of Mr. Sarofim’s prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board.

C. Park Shaper        Director since May 2007 – Age 45

Mr. Shaper served in various management roles for the Kinder Morgan companies beginning in 2000 until his retirement in March 2013. He was a Director of KMR and KMGP from January 2003 until March 2013 and President of KMR and KMGP from May 2005 until March 2013. He served as President of the predecessor of KMI from May 2005 until May 2007. He also served as President, and as a member of the Board of Managers, of Kinder Morgan Holdco LLC from May 2007 until February 2011, and continued in the role of Director and President of KMI upon its conversion. From May 2012 until March 2013, he was a Director and President of the general partner of EPB. He received a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Shaper also has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. Mr. Shaper is also a trust manager of Weingarten Realty Investors. Mr. Shaper’s recent experience as our President, as well as his past experience as an executive officer of various Kinder Morgan entities, provide him valuable management and operational expertise and intimate knowledge of our business operations, finances and strategy.
Joel V. Staff         Director since 2011 – Age 70

Mr. Staff was elected as a Director in April 2011. Since May 2007, Mr. Staff has acted as a private investor. Mr. Staff was Chief Executive Officer of Reliant Energy, Inc. from April 2003 until his retirement in May 2007. He also served as Reliant Energy, Inc.’s Chairman of the Board from April 2003 to October 2008 and Executive Chairman of the Board from October 2008 until his retirement from the board in June 2009. Mr. Staff was a director of Ensco International Incorporated between May 2002 and May 2008. Mr. Staff’s experience as a senior executive in the energy industry provide him with an understanding of the issues we face, which enhance his contributions to our Board.
John M. Stokes         Director since September 2008 – Age 62

Mr. Stokes served as a Manager of Kinder Morgan Holdco LLC from September 2008 until February 2011, at which time he continued as a Director of KMI upon its conversion. Mr. Stokes joined Highstar Capital LP in 2002 as a full-time consultant and became a partner in 2005. Mr. Stokes currently serves on the board of directors of Utilities, Inc. Mr. Stokes received a BS in Mechanical Engineering from Clemson University and an MBA from the University of Miami. Mr. Stokes has over 35 years of experience in various sectors of the infrastructure industry, including conventional and renewable electric power generation, fuel procurement, energy trading, and project development and finance, which enhance his contributions to our Board.
Robert F. Vagt         Director since May 2012 – Age 67

Mr. Vagt served as a director of El Paso Corporation from 2005 until we acquired it in May 2012. Mr. Vagt served as President of The Heinz Endowments from January 2008 through January 2014. Prior to that time, he served as President of Davidson College from July 1997 to August 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities. In January 2014, Mr. Vagt was appointed as chairman of the board of directors of Rice Energy Inc. Mr. Vagt’s professional background in both the public and private sectors make him an important advisor and member of our Board. Mr. Vagt brings to our Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides our Board with a welcomed diversity of perspective gained from service as an executive officer of multiple energy companies, the president of a major charitable foundation, and the president of an independent liberal arts college.
Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL ELEVEN NOMINATED DIRECTORS.

ITEM 2
RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2013 included the audit of our consolidated financial statements, reviews of quarterly financial statements and services in connection with various SEC filings and tax matters.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The affirmative vote of the holders a majority of the shares of common stock that are present in person or represented by proxy at the meeting and entitled to vote will be required for approval. Proxies will be voted for the proposal unless otherwise specified.
Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.
In the event stockholders do not ratify the selection, the selection will be reconsidered by the Audit Committee and our Board of Directors.

ITEM 3
STOCKHOLDER PROPOSAL RELATING TO
A REPORT ON OUR COMPANY’S RESPONSE TO CLIMATE CHANGE

Waterglass, LLC of One Rockridge Place, Oakland, CA 94618, is the holder of 640 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in Our Board of Directors’ Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.
“WHEREAS:
Kinder Morgan, Inc. is the largest midstream and the third largest energy company in North America and has extensive and expanding interests in coal transport.
In recognition of the need to combat climate change and minimize global temperature rise, most nations agreed in 2010 that “deep cuts in greenhouse gas emissions are required” and “the increase in global temperature should be below 2 degrees Celsius.”
According to the International Energy Agency (IEA), total proven reserves of coal, oil, and natural gas represent approximately 2,860 gigatons in potential C02 emissions; the IEA states that “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2° C goal, unless carbon capture and storage (CCS) technology is widely deployed” and, “almost two-thirds of these carbon reserves are related to coal.”
Goldman Sachs states “most thermal coal growth projects will struggle to earn a positive return for their owners.” It finds that “even when carbon prices are low or non-existent, the downside risks of future regulation can offset the cost advantage of thermal coal relative to alternative energy sources.”
HSBC indicates that declining coal demand after 2020, due in part to efforts to address climate change, could reduce the current discounted cashflow valuation of coal producers by 44%.
The World Bank and European Investment Bank have recently placed restrictions on the financing of coal projects.
Even without a legally binding global agreement to reduce greenhouse gas (GHG) emissions, the coal industry worldwide is currently facing rapidly increasing competition from lower carbon energy sources including renewable energy and natural gas.
Kinder Morgan invested approximately $450 million in coal terminal expansion in the past year and projects additional significant capital commitments to its coal terminal facilities in the future. Investors are concerned that actions taken to significantly reduce global GHG emissions could cause a portion of the company’s coal-related infrastructure to lose significant value prior to the termination of its expected useful life.
RESOLVED:
Shareowners request Kinder Morgan prepare a report by October 2014, omitting proprietary information and prepared at reasonable cost, on the company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, including analysis of long and short term financial and operational risks to the company.
SUPPORTING STATEMENT:
We recommend the report include discussion of:

•	Risks and opportunities of lower carbon scenarios in which global coal demand declines significantly due to evolving policy, technology, or consumer responses to address climate change;

•	Whether and how the company’s capital allocation plans account for the risks and opportunities inherent in these scenarios;

•	Plans to manage these risks, such as avoiding major new investments related to high-carbon energy sources and/or returning more capital to shareholders;

•	Assumptions regarding deployment of CCS;

•	The Board of Directors’ role in overseeing capital allocation and climate risk reduction strategies.”

OUR BOARD OF DIRECTORS’ STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL
Our Board of Directors has carefully considered the stockholder proposal and does not believe that preparing a report on our goals and plans to address global concerns regarding fossil fuels and their contribution to climate change is in the best interests of our stockholders at this time.
We are a diversified midstream energy company primarily engaged in the business of transportation and storage of natural gas, refined petroleum products, crude oil and carbon dioxide (CO2), and storage and handling of a variety of products and materials at our terminals such as gasoline, jet fuel, ethanol, coal, petroleum coke and steel.
Although domestic use of coal appears to be in decline, coal continues to play a vital role in providing jobs in economically disadvantaged communities in the U.S. and providing cheap sources of energy for Americans and people around the world. We handle coal at several of our terminals and continue to evaluate potential coal-related acquisition opportunities and expansion projects in our terminals segment. To insulate ourselves from downside risks posed by the markets for the commodities we handle, we take a disciplined approach to selecting and evaluating potential acquisitions and expansion projects. We generally pursue only those projects that, based on our projections, will generate sufficient returns on our investment over the life of the project. We also seek to mitigate our exposure to market and regulatory risks related to a project by entering into long-term contracts with reputable customers to ensure stable cash flow.
As a diversified company, we generate earnings from a variety of businesses in addition to our coal-related terminals. More than half of our earnings are generated from the transportation, processing and storage of natural gas, a clean and abundant energy source. We believe that natural gas will be the principal bridge fuel to a lower carbon future, and that it is likely to serve as a vital component of the world’s energy mix for years to come. Our $38 billion acquisition of El Paso in 2012 was a clear expression of this belief. We believe that, if demand for coal declines, it will largely be offset by increasing demand for natural gas, and any revenue reductions we may suffer in our terminals segment relating to reduced demand for coal will likely be more than offset by opportunities for expansion in our natural gas pipelines segment based on the increased demand for natural gas.
We are also at the forefront of several renewable fuel projects and are positioned to meet increased demand for ethanol and biodiesel storage and transportation arising from increasing use of renewable fuels mandated by the U.S. Renewable Fuels Standard. In 2008, we began moving ethanol through our Central Florida Pipeline from Tampa to Orlando, and in 2009, we began moving biodiesel through a portion of the Plantation Pipe Line system as well as our 115-mile Oregon Pipeline, which runs from Portland to Eugene.
We have been in discussions with several customers regarding potential carbon capture and storage (CCS) projects and have the expertise and infrastructure to assist customers with capturing, processing and redeploying or storing waste CO2 produced from power plants and other facilities should customers decide to pursue CCS projects as a result of regulatory, economic or other factors.
As a responsible allocator of capital to and operator of midstream energy assets, we routinely engage in analysis and strategic planning regarding issues such as potential decreased demand for certain fossil fuels, including coal. We believe that our annual and quarterly reports, as well as other information available on our website, do a thorough job of summarizing how we are responding to current market demand for our midstream energy services and positioning ourselves for the future.

In sum, we believe the report advocated by the stockholder proponent would not cause us to modify our disciplined approach to allocating capital or our commitment to positioning ourselves for the future, and that preparation of such a report would be unduly burdensome and unnecessary. We believe the cost, both in dollars and employee time, of preparing such a report would outweigh any potential benefits to our stockholders.
The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.
Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO A CLIMATE CHANGE REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 4
STOCKHOLDER PROPOSAL RELATING TO
A REPORT ON METHANE EMISSIONS AND PIPELINE MAINTENANCE

The Corporate Vice President and Chief Financial Officer of Miller/Howard Investments, Inc. of P.O. Box 549, 324 Upper Byrdcliffe Rd., Woodstock, NY 12498, is the holder of 275 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in Our Board of Directors’ Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.
“WHEREAS:
Over a 20 year period, methane’s impact on temperature is 72 times that of carbon dioxide and therefore contributes significantly to climate change. The oil and gas industry accounts for 70% of energy-related methane emissions.
Academic studies from Cornell, the University of Colorado and the University of Texas, among others, estimate highly varied methane leakage rates as a percentage of production and transportation.
Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the International Energy Agency (IEA) that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost” and help keep the increase in global mean temperature below 2 degrees Celsius. All four policies “rely only on existing technologies”, “have already been adopted and proven in several countries”, and “would not harm economic growth in any country or region”.
The IEA highlights the risk of failing to implement best practice measurement and disclosure of methane emissions and recommends oil and gas companies undertake a set of actions “necessary to realize the economic and energy security benefits while meeting public concerns” of unconventional gas development. The IEA recommends oil and gas companies eliminate venting and minimize flaring and recommends producers “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”
The IEA states that “public authorities need to consider imposing restrictions on venting and flaring.” A failure by companies to proactively reduce methane emissions may invite more rigorous regulations.
We believe Kinder Morgan has a responsibility to measure and reduce methane emissions; failure to do so threatens the company’s reputation and social license to operate.
Benefits of reducing methane emissions include worker safety improvements, maximizing available energy resources, protecting human health, reducing environmental impacts, and reducing economic waste.
Upgrading oil and gas equipment and infrastructure can also improve performance and reduce downtime. Significant reductions in methane emissions are often possible with positive return on investment.
Kinder Morgan has recently suffered several high profile pipeline spills and leaks as well as concerns from investors about reduced capital spending including on pipeline maintenance. These issues damage Kinder Morgan’s reputation and make it more challenging to secure support from communities and regulators for new projects and expansion plans.
RESOLVED:
Shareholders request Kinder Morgan issue a report that (1) reviews the company’s policies, actions, and plans to measure, disclose, mitigate, and set reduction targets for methane emissions resulting from all operations under the company’s financial or operational control, and (2) reviews the company’s related policies on pipeline maintenance and construction, including integrity and leak testing, spill prevention, reporting and control of incidents, and emergency response plans. The report should be prepared at reasonable cost, omit proprietary information, and be made available to shareholders by September 2014.”

OUR BOARD OF DIRECTORS’ STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL
Our Board of Directors has carefully considered the stockholder proposal and does not believe that preparing a report reviewing our policies on pipeline maintenance and methane emissions is in the best interests of our stockholders at this time.
At Kinder Morgan, we recognize that operating thousands of miles of pipelines and hundreds of terminals across North America is a huge responsibility. Throughout our organization, from the top down, we are committed to maintaining and operating our assets safely. To protect the public, our employees and the environment, we invest millions of dollars each year on integrity management and maintenance programs to operate our assets safely.
We believe the stockholder proponent’s assertion that we have “recently suffered several high profile pipeline spills and leaks” is false and misleading. In fact, our three year average pipeline release and incident rates are below industry averages. While no method of transportation can be completely free of incidents, we believe pipelines are the most efficient and safest way to transport and deliver natural gas and petroleum products, and that they are inherently safer than other modes of transportation.
At Kinder Morgan, we employ state of the art technology for pipeline integrity and pipeline maintenance. We employ personnel who constantly monitor pipeline operating conditions in control centers using computer systems. We conduct internal pipeline inspections periodically by passing sophisticated computerized equipment called “smart pigs” through most of our pipelines. We use our patented pipeline inspection protocol, the Kinder Morgan Assessment Protocol (KMAP) system, to supplement the analysis done by the smart pigs. Additionally, we use cathodic protection, a technology designed to protect pipelines from external corrosion through the use of an electrostatic current.
A leading cause of pipeline accidents is damage caused by third-party digging and excavation activities. Many of our safety protocols are designed to address this risk. Our public awareness program is designed to prevent third-party damage to our pipelines. We display above ground marker signs along rights-of-way to alert the public, landowners and contractors to the existence of buried pipelines. We also participate in numerous “call-before-you-dig” programs or “one-call” systems across the United States, which are designed to help the public, contractors and others identify the location of pipelines before excavation or digging projects to prevent damage to pipelines and protect the public. Additionally, we conduct visual inspections of pipeline rights-of-way (narrow strips of land reserved for the pipelines) by air or ground on a regular basis.
Detailed information regarding our environmental, health and safety initiatives, as well as our efforts to maintain pipeline integrity including through the use of our KMAP system, can be found on our website. We publish our environmental, health and safety performance because we are committed to working openly and transparently with our stakeholders.
With regard to methane emissions in our non-upstream operations, certain of our facilities are subject to existing leak detection and repair regulations promulgated by the U.S. Environmental Protection Agency (EPA) and state environmental agencies. Our natural gas transmission and storage facilities are subject to the EPA’s greenhouse gas (GHG) Mandatory Reporting Rule, pursuant to which we report emissions to the EPA on an annual basis in accordance with the program’s requirements. Further, we are one of seven natural gas transmission companies working with the Environmental Defense Fund (EDF) to develop a comprehensive GHG emissions inventory for the natural gas transmission and storage sector and identify opportunities to further reduce GHG emissions.
With respect to methane emissions relating to our upstream oil and gas operations, we are principally focused on tertiary recovery of oil and gas, which utilizes carbon dioxide (CO2) injection processes in which the CO2 injected into the well is recovered with minimal loss. Accordingly, our development process involves significantly less venting and flaring than the method of development in shale plays utilizing hydraulic fracturing, which has become the subject of public debate over the past few years. We occasionally engage in limited venting during the initial production phase, and this venting is subject to regulation by the Texas Railroad Commission (TRC). We have processes in place seeking to minimize venting and comply with the TRC’s regulations and the venting permits they issue to us.
In summary, we believe the report advocated by the stockholder proponent would not cause us to modify our operational approach to maintaining and safely operating our assets and would provide stockholders with little useful information beyond that already provided through our website. Additionally, the Board of Directors believes the cost, both in dollars and employee time, of preparing such a duplicative report would greatly outweigh any potential benefits.
The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.
Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A REPORT ON METHANE EMISSIONS AND PIPELINE MAINTENANCE FOR THE REASONS DESCRIBED ABOVE.

ITEM 5
STOCKHOLDER PROPOSAL RELATING TO
AN ANNUAL SUSTAINABILITY REPORT

The New York State Common Retirement Fund, with the Comptroller of the State of New York as sole Trustee, of 633 Third Avenue-31st Floor, New York, NY 10017, is the holder of 2,092,857 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in Our Board of Directors’ Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.
“WHEREAS:
Kinder Morgan is the largest midstream and the third largest energy company in North America.
Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.
ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.
More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.
The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.
The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRl-based sustainability reports.
Bloomberg reports that the number of customers accessing ESG information on its terminals has increased on average 47.7% annually between 2009 and 2012.
Kinder Morgan does not does publish a comprehensive sustainability report or respond to CDP’s (formerly the Carbon Disclosure Project) annual survey. Several of Kinder Morgan’s industry peers, such as Enbridge and Spectra Energy, publish an annual GRI sustainability report.
RESOLVED:
Shareholders request Kinder Morgan issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should be prepared at reasonable cost, omit proprietary information, and be available to shareholders by October, 2014.
SUPPORTING STATEMENT:
We recommend Kinder Morgan consider using the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, and human rights communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts, providing a flexible reporting system that allows the omission of content irrelevant to company operations.
The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings.”
OUR BOARD OF DIRECTORS’ STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL
Our Board of Directors has carefully considered the stockholder proposal and does not believe that preparing a sustainability report is in the best interest of our stockholders at this time.
At Kinder Morgan, we believe that being a good corporate citizen goes well beyond operating our assets safely. Throughout our organization, from the top down, we are committed to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. Our core values are honesty, integrity and respect for people, and we firmly believe in the fundamental importance of the promotion of trust, openness, teamwork, professionalism and pride in what we do.
Our Code of Business Conduct and Ethics, which is available on our website, outlines our commitment to honesty, integrity and respect for people and describes additional corporate policies on environmental, social and governance issues. We expect our employees and directors to uphold the standards set forth in the Code of Business Conduct and Ethics at work every day, and compliance with the standards serves as a critical element of compensation determinations throughout the organization.
Our employees are part of the communities where they work and live, and we are committed to doing our part and leading the industry in environmental, health and safety (EHS) initiatives. Our employees are active in ensuring sustainability through environmental stewardship initiatives such as the Elizabeth River Project in Chesapeake, Virgina. The knowledge and skills of our experts ensure we minimize our footprint in environmentally sensitive areas such as the Canyon of the Ancients National Monument in southwestern Colorado. Our people keep us at the forefront of innovation, ensuring adoption of the latest technologies and best management practices to keep our facilities safe and environmentally sound for many years to come.
It is our goal to work openly and cooperatively with all stakeholders regarding EHS and corporate governance issues. To help us achieve this goal, we integrate Kinder Morgan EHS employees into each business unit, where they actively participate in the overall operating success of the organization. To keep the public informed about our efforts, we publish our EHS performance on our website.
The stockholder proponent requests that we prepare an annual sustainability report describing our short and long term responses to environmental, social and governance issues. The Board of Directors believes that preparation of such a broad and general report would be an expensive and time-consuming exercise that would be largely duplicative of information already available on our website, such as our EHS policy and performance report, our Code of Business Conduct and Ethics and our annual Operational Excellence Report, which addresses many items related to safety, environmental, and community matters typically contained in a formal sustainability report.
In summary, we believe that preparation of a formal sustainability report would not cause us to modify our commitment to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. We also believe that our existing corporate policies and the information available on our website adequately address the stockholder proponent’s request, such that a formal sustainability report would be unnecessary and duplicative. Further, the cost, both in dollars and employee time, of preparing a formal sustainability report would outweigh any potential benefits of such a report.
The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A SUSTAINABILITY REPORT FOR THE REASONS DESCRIBED ABOVE.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2015 Annual Meeting
Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule l4a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 10, 2014.
Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2015 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2015 annual meeting, must provide written notice. Such notice should be addressed to the corporate secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting. Under this criterion, stockholders must provide such notice during the period from January 19, 2015 to February 18, 2015.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED APRIL 9, 2014. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.
Incorporation By Reference
To the extent we incorporate this proxy statement by reference into any other filing with the SEC under the Securities Act or the Exchange Act, the sections of this proxy statement under the captions “Report of Compensation Committee,” “Report of Audit Committee” and “Performance Graph” will not be deemed incorporated unless specifically provided otherwise in the filing.
We will provide without charge to you upon your request, a copy (without exhibits) of our annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, (713) 369-9000.

KINDER MORGAN INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m. Eastern Time, on May 19, 2014.

Vote by Internet

- Go to **www.envisionreports.com/kmii**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposals 3, 4 and 5.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Richard D. Kinder	☐	☐	02 - Steven J. Kean	☐	☐	03 - Anthony W. Hall, Jr.	☐	☐
04 - Deborah A. Macdonald	☐	☐	05 - Michael J. Miller	☐	☐	06 - Michael C. Morgan	☐	☐
07 - Fayez Sarofim	☐	☐	08 - C. Park Shaper	☐	☐	09 - Joel V. Staff	☐	☐
10 - John M. Stokes	☐	☐	11 - Robert F. Vagt	☐	☐			

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.	☐	☐	☐	3. Stockholder proposal relating to a report on our Company's response to climate change.	☐	☐	☐
4. Stockholder proposal relating to a report on methane emissions and pipeline maintenance.	☐	☐	☐	5. Stockholder proposal relating to an annual sustainability report.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 1 9 6 5 2 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01TFVC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

KINDER MORGAN INC.

+

Proxy — Kinder Morgan, Inc.

The 2014 Annual Meeting of our Stockholders will be held at the offices of the Company, 1001 Louisiana Street, Houston, Texas, on Monday, May 19, 2014, beginning at 10:00 a.m. local time. At the Annual Meeting, the holders of our common stock will act on the matters as stated on the reverse side.

The undersigned hereby appoints each of Richard D. Kinder and David R. DeVeau, with or without the other and with the full power of substitution, as proxies to vote as specified on the reverse side hereof all shares of Class P common stock that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of Kinder Morgan, Inc. (the "Company").

If no specification is made on a signed and returned proxy card with regard to any Proposal, the above-named proxies will vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposals 3, 4 and 5, and, upon such other business that may properly come before the meeting, as determined in the proxies' discretion.

Continued, and to be completed, dated and signed on the reverse side

C Non-Voting Items

Change of Address — Please print your new address below.	**Comments** — Please print your comments below.	**Meeting Attendance** Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +